Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

Revenue Participation Right

Purchase and Sale Agreement

By and Between

Revolution Medicines, Inc.

and

Royalty Pharma Investments 2019 ICAV

Dated as of June 23, 2025

TABLE OF CONTENTS

i

ii

Index of Exhibits

Exhibit A: Payment Instructions

Exhibit B: Form of Bill of Sale

Exhibit C: Form of Senior Debt Intercreditor Agreement

Exhibit D: Clinical Trial Success Criteria

Exhibit E: Revenue Percentage Schedule

Exhibit F: Specified Patent Rights

iii

REVENUE PARTICIPATION RIGHT PURCHASE AND SALE AGREEMENT

This REVENUE PARTICIPATION RIGHT purchase and sale AGREEMENT (this “Agreement”), dated as of June 23, 2025 (the “Effective Date”), is made and entered into by and between Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Buyer”), and Revolution Medicines, Inc., a Delaware corporation (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is in the business of, among other things, developing and Commercializing the Products;

WHEREAS, the Buyer desires to purchase the Initial Revenue Participation Right and each Incremental Revenue Participation Right and receive the Revenue Payments from the Seller, in each case on the terms and conditions set forth in this Agreement;

WHEREAS, the Seller desires to use the proceeds from the Upfront Purchase Price and, if funded, the Tranche 2 Purchase Price, for [***];

WHEREAS, the Seller desires to sell the Initial Revenue Participation Right and each Incremental Revenue Participation Right and make the Revenue Payments to the Buyer, in each case on the terms and conditions set forth in this Agreement; and

WHEREAS, the parties intend to close the transactions contemplated by this Agreement substantially concurrently with the entry into the Loan Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, shall have the following meanings:

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (a) fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (b) the power to direct the management of such Person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise. For purposes hereof, any Person shall be deemed to control a partnership, limited liability company, association or other business entity if such Person, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Additional Monetization” is defined in Section 7.13(b).

“Adjusted Revenue Percentage Year” is defined on Exhibit E.

“Agreement” is defined in the preamble.

“Annual Aggregate Product Net Sales” is defined in Exhibit E.

“Applicable RMC-9805 Overlap Date” means (a) with respect to any Product containing the Initial RMC-9805 Compound, the Initial RMC-9805 US Overlap Date or the Initial RMC-9805 EU Overlap Date, as applicable and (b) with respect to any Product containing a Subsequent RMC-9805 Compound, the Subsequent RMC-9805 EU Overlap Date or the Subsequent RMC-9805 US Overlap Date, as applicable, for such Subsequent RMC-9805 Compound.

“Audit Arbitrator” is defined in Section 7.4(d).

“Back-Up Security Interest” is defined in Section 2.3.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Base Revenue Percentage” means the rates in respect of Annual Aggregate Product Net Sales set forth in the “Base Revenue Percentage” column on Exhibit E.

“Bill of Sale” is defined in Section 3.3.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 8.1(a).

“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

“Calendar Year” means a period of twelve (12) consecutive months commencing on January 1 of any year.

“CDx Agreement” means any agreement or arrangement between the Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, for the development or commercialization of companion diagnostics for use with a Product.

“Change of Control” means (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of the Seller’s and its Affiliates’ assets, on a consolidated basis; (b) a merger or consolidation of the Seller (or a parent entity) with a Third Party in which the Seller (or a parent entity) is not the surviving corporation or in which, if the

Seller (or its parent entity) is the surviving corporation, the stockholders of the Seller (or its parent entity) immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, and acting jointly, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of the Seller’s (or its parent entity’s) board of directors (or equivalent governing body); or (c) a transaction or series of related transactions with one or more Third Parties (which may include a tender offer for the Seller’s (or its parent entity’s) stock or the issuance, sale or exchange of stock of the Seller (or its parent entity)) if the stockholders of the Seller (or its parent entity) immediately prior to such transaction(s) do not, immediately after consummation of such transaction(s), possess, directly or indirectly through one or more intermediaries, and acting jointly, a majority of the voting power of all of the Seller’s (or its parent entity’s) or its successor’s outstanding stock and other securities and the power to elect a majority of the members of the Seller’s (or its parent entity’s) or its successor’s board of directors (or equivalent governing body).

“Clinical Trial” means a clinical study involving human subjects intended to support the Marketing Approval or Commercialization of a Product.

“CMC Activities” means those manufacturing activities and regulatory activities designed to support preparation of the chemistry, manufacturing and controls sections of any regulatory materials or Marketing Approval for the Products.

“Combination Product” means a co-formulated product that includes a Product and at least one additional active pharmaceutical ingredient that is not a Product. Pharmaceutical dosage form vehicles, buffers, diluents, adjuvants, excipients and similar inert materials shall not be deemed to be “active ingredients”, except in the case where such vehicle, buffer, diluent, adjuvant, excipient or similar inert material is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. § 210.3(b)(7).

“Commercialization” means any and all activities directed to the marketing, detailing, promotion, commercial launching, selling and securing of reimbursement of a product (including using, importing, selling and offering for sale of the product ), and shall include post-Marketing Approval studies, post-launch marketing, promoting, detailing, marketing research, customer service, selling a product, importing, exporting, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” and “Commercializing” shall mean to engage in Commercialization. For clarity, “Commercialization” excludes Manufacturing activities.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by the Seller and its Affiliates with respect to any objective, such reasonable and diligent efforts to accomplish such objective (or to cause their respective Licensees to accomplish such objective, as applicable) as a pre-commercial stage or recently commercial stage, as applicable, biopharmaceutical enterprise would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the Exploitation of a Product by the Seller and its Affiliates (including through their respective Licensees), such efforts shall be substantially equivalent to those efforts and resources commonly used by a pre-commercial stage or recently commercial stage, as applicable, biopharmaceutical enterprise for pharmaceutical products owned by it, which product is at a similar stage in its product life and is of similar market potential as a Product, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, and the profitability of the product (excluding the amounts payable to the Buyer pursuant to this Agreement).

“Confidential Information” is defined in Section 9.1.

“Contract Manufacturing Agreement” means any agreement or arrangement between the Seller or any of its Affiliates and any Third Party for the Manufacture of a Product, including bulk drug product, bulk drug substance and finished product, for Commercialization.

“Customary Additional Monetization Senior Intercreditor Agreement” means, with respect to any Additional Monetization at any time during which Senior Debt is outstanding, such customary intercreditor agreement in form and substance that is reasonably satisfactory to the Buyer, [***], on the one hand, of the holders of Senior Debt (or their Representative) on a senior-priority basis, and on the other hand, of the Buyer and the provider of Additional Monetization on a junior-priority basis.

“Customary Additional Monetization Pari Passu Intercreditor Agreement” means, with respect to any Additional Monetization, such customary intercreditor agreement in form and substance that is reasonably satisfactory to the Buyer and the provider of Additional Monetization allocating the rights of such provider and the Buyer in the RMC-6236 Product Rights on a pari passu basis (provided that the Buyer will have control of enforcement rights with respect to Liens on the RMC-6236 Product Rights subject to customary standstills without corresponding payment seniority [***].

“Customary Senior Debt Intercreditor Agreement” means, with respect to any Senior Debt, (a) an intercreditor agreement with substantially the same terms as the form of Intercreditor Agreement attached hereto as Exhibit C[***].

“Data Room” is defined in Section 7.9.

“Disclosing Party” is defined in Section 9.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the Effective Date, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.

“EBITDA” means the Net Income of the Seller and its consolidated subsidiaries, plus (i) Interest Expense deducted in the calculation of Net Income, plus (ii) all consolidated income taxes, whether paid, payable or accrued, in each case, deducted in the calculation of such Net Income, plus (iii) depreciation expense deducted in the calculation of such Net Income, plus (iv) amortization expense deducted in the calculation of such Net Income, plus (v) other non-cash charges reducing Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), minus (vi) non-cash gains increasing Net Income (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash gain in any prior period).

[***]

“Effective Date” is defined in the preamble.

“EMA” means the European Medicines Agency, or any successor agency thereto; provided, that for purposes of the definitions of “Initial RMC-9805 EU Overlap Date”, “Initial RMC-9805 Overlapping Indication”, “Subsequent RMC-9805 EU Overlap Date”, and “Subsequent RMC-9805 Overlapping Indication”, “EMA” shall mean the European Medicines Agency, any successor agency thereto, or any other Regulatory Authority having jurisdiction over one or more countries in the European Union.

“European Union” means the countries of the European Union, as it is constituted on the Effective Date and as it may be modified from time to time after the Effective Date; provided that, for purposes of the Ex-US RMC-6236 Revenue Payment Term and the Ex-US RMC-9805 Revenue Payment Term definitions, the definition of “European Union” shall not reflect the removal of any country after the applicable First Commercial Sale of the first applicable Product. For clarity, for purposes of this definition, any country that is in the European Union as of the Effective Date, or joins the European Union after the Effective Date, shall be deemed to be in the European Union even if it secedes from the European Union during the Revenue Payment Term.

“Existing Patents” has the meaning set forth in Section 4.10(a).

“Exploitation” means any and all activities directed to the research, development, importation, exportation, use, registration, modification, enhancement, improvement, optimization, seeking of Marketing Approvals and pricing and reimbursement approvals for, Commercialization, or other exploitation of a Product. “Exploit” shall mean to engage in Exploitation. “Exploitation” excludes Manufacturing activities.

“EU Start Date” is defined in the definition of “Ex-US RMC-6236 Revenue Payment Term”.

“Ex-US RMC-6236 Net Sales” means Net Sales of all Products containing RMC-6236 in all countries and jurisdictions other than the United States.

“Ex-US RMC-6236 Revenue Payment Term” means the period commencing on the First Commercial Sale of a Product containing RMC-6236 in any country in the European Union (the “EU Start Date”) and ending on the date that is the fifteenth (15th) anniversary of the EU Start Date.

“Ex-US RMC-9805 Net Sales” means Net Sales of all Products containing RMC-9805 in all countries and jurisdictions other than the United States.

“Ex-US RMC-9805 Revenue Payment Term” means, with respect to any Product containing the Initial RMC-9805 Compound or a Subsequent RMC-9805 Compound, the period commencing on the Initial RMC-9805 EU Overlap Date or the Subsequent RMC-9805 EU Overlap Date, as applicable, and ending on the earlier to occur of (i) the fifteenth (15th) anniversary of the earlier to occur of (A) the Initial RMC-9805 EU Overlap Date and (B) the Subsequent RMC-9805 EU Overlap Date and (ii) the date that the Ex-US RMC-6236 Revenue Payment Term ends. For the avoidance of doubt, in no case shall the Ex-US RMC-9805 Revenue Payment Term exceed fifteen (15) years after the date on which Revenue Payments are first payable to Buyer in respect of Ex-US RMC-6236 Net Sales or Ex-US RMC-9805 Net Sales.

“FCPA” is defined in Section 4.14.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“First Commercial Sale” means, with respect to a Product, the first sale that will result in any Net Sales in any jurisdiction of the world after Marketing Approval of such Product has been granted in such jurisdiction, or after marketing and sale of such Product is otherwise permitted in such jurisdiction, by the applicable Regulatory Authority.

“G12D Mutation Subset” is defined in the definition of “Initial RMC-9805 Overlapping Indication”.

“GAAP” means generally accepted accounting principles in the United States, as consistently applied by the applicable Related Party in accordance with its implemented accounting practices.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Gross Sales” is defined in the definition of “Net Sales”.

“Incremental Revenue Participation Right” means each of the Tranche 2 Incremental Revenue Participation Right, the Tranche 3 Incremental Revenue Participation Right, the Tranche 4 Incremental Revenue Participation Right, the Tranche 5 Sub Incremental Revenue Participation and the Tranche 5 Incremental Revenue Participation Right, as applicable.

“IND” means an Investigational New Drug application.

“Indebtedness” means any indebtedness for borrowed money, obligation evidenced by a note, bond, debenture or similar instrument, or guarantee of any of the foregoing.

“Indemnified Party” is defined in Section 8.2.

“Indemnifying Party” is defined in Section 8.2.

“Initial Closing Date” is defined in Section 3.1.

“Initial RMC-9805 EU Overlap Date” means the first date on which there is an Initial RMC-9805 Overlapping Indication approved by the EMA.

“Initial RMC-9805 Overlapping Indication” means an indication for which a Product containing the Initial RMC-9805 Compound has received Marketing Approval by the FDA or the EMA that is (1) the same indication (or substantially equivalent terminology commonly used in regulatory labeling), or (2) a subset of the same indication (or substantially equivalent terminology commonly used in regulatory labeling) for patients carrying a KRAS G12D or RAS G12D mutation (“G12D Mutation Subset”), for which a Product containing RMC-6236 has received Marketing Approval by the same Regulatory Authority (i.e., the FDA or the EMA, as the case may be), [***]. For purposes of the foregoing:

(a) there shall be an Initial RMC-9805 Overlapping Indication in the event [***]; and

(b) there shall be no Initial RMC-9805 Overlapping Indication in the event [***].

“Initial RMC-9805 US Overlap Date” means the first date on which there is an Initial RMC-9805 Overlapping Indication approved by the FDA.

“Initial Revenue Participation Right” means the Revenue Participation Right in respect of the Base Revenue Percentage.

“Initial RMC-6236 Compound” means the chemical compound with the International Nonproprietary Name “daraxonrasib”.

“Initial RMC-9805 Compound” means the chemical compound with the International Nonproprietary Name “zoldonrasib”.

“In-License” means any (a) in-license or (b) settlement agreement or other similar agreement or arrangement, in each case of (a) and (b), between the Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which the Seller or any of its Affiliates obtain an in-license or a covenant not to sue or similar grant of rights under any Patents, Know-How, or other intellectual property rights owned or controlled by such Third Party that are necessary or actually used for the Exploitation of a Product; provided that, for the avoidance of doubt, no CDx Agreement shall be deemed to be an In-License.

“Intellectual Property Rights” means any and all of the following owned or in-licensed by the Seller or its Affiliates or their respective Licensees, as they exist throughout the world at any time: (a) the Patent Rights; (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, as specifically related to any Product; (c) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above, in each case, as specifically related to any Product; (d) rights in all Know-How specifically related to any Product or necessary or actually used for the Manufacture or Exploitation of any Product; (e) any and all other intellectual property rights or proprietary rights, whether or not patentable, specifically relating to any of the foregoing ((a)-(d)); and (f)

intellectual property rights in regulatory filings, submissions, applications, registrations and approvals specifically related to any Product.

“Interest Expense” means, for the applicable period, for the Seller and its consolidated subsidiaries on a consolidated basis, total interest expense (including interest attributable to capitalized leases in accordance with GAAP) and fees with respect to outstanding Indebtedness.

“IP Data Room” is defined in Section 7.9.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques, rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and the results of experimentation and testing, and samples.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind or assignment for security purposes, whether voluntarily incurred or arising by operation of law or otherwise against any property or assets.

“Licensee” means any Third Party that is a counterparty to an Out-License, or any downstream (sub)licensee of such Third Party under such Out-License.

“Loan Agreement” means that certain Loan Agreement, dated as of the Effective Date, by and among the Seller (as borrower thereunder), Wilmington Trust, National Association (as the administrative agent thereunder) and Royalty Pharma Development Funding, LLC (as a lender thereunder), and the other parties thereto from time to time.

“Logistics Agreement” means any agreement between the Seller or any of its Affiliates, on the one hand, and a Third Party acting solely as a Logistics Provider, on the other hand.

“Logistics Provider” means a Third Party that has the right, option or obligation to distribute, transport, warehouse, package, import, or provide similar logistics services with respect to Product on behalf of a Related Party.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Major Market” means each of the United States, the [***].

“Manufacturer” means a Third Party that is a party to any Contract Manufacturing Agreement.

“Manufacturing” means manufacturing, production, formulating, processing, filling, finishing, quality control, quality assurance, stability testing, packaging, labeling, shipping, importing, storage and similar activities with respect to a product (and components thereof or therefor), and regulatory compliance with respect to the foregoing. “Manufacture” shall mean to engage in Manufacturing.

“Marketing Approval” means, with respect to any Product, any and all approvals (including drug or device approval applications), licenses, registrations or authorizations sufficient to Commercialize such product in accordance with applicable laws (excluding any compassionate or emergency use or similar approval or authorization and excluding pricing and reimbursement approvals).

“Material Adverse Effect” means (a) a material adverse effect on (i) the Manufacture or Exploitation of the Products, taken as a whole, (ii) the Intellectual Property Rights, taken as a whole, (iii) the Marketing Approvals owned or controlled by the Seller or its Affiliates or their respective Licensees directly related to the Products, taken as a whole, (iv) the legality, validity or enforceability of this Agreement, (v) the ability of the Seller to perform any of its obligations under this Agreement, or (vi) the rights or remedies of the Buyer under this Agreement; or (b) an adverse effect in any material respect on the timing, duration, or amount of the payment of any of the Revenue Payments.

“Material Breach” means (i) a breach by Seller of Section 7.1, 7.2, 7.3, 7.6, 7.7 or 7.13 of this Agreement or (ii) a breach of any other provision of Section 7 hereof by the Seller that has not been cured or waived by the Buyer within thirty (30) days.

“Maximum Revenue Participation Right” is defined in Exhibit E.

“Maximum Revenue Percentage” is defined in Exhibit E.

“MHRA” means the United Kingdom Medicines and Healthcare products Regulatory Agency, or any successor agency thereto.

“Net Income” means, for the applicable period, for the Seller and its consolidated subsidiaries on a consolidated basis, as applicable, the net income (or loss) of the Seller and its consolidated subsidiaries on a consolidated basis, for such period, calculated in accordance with GAAP.

“Net Sales” means the gross amount invoiced, billed or otherwise recorded for sales of a Product anywhere in the world by or on behalf of the Seller (or any permitted assignee), its Affiliates, or any Licensee, in each case, to a Third Party in accordance with GAAP consistently applied (“Gross Sales”), less the following amounts, to the extent actually deducted in calculating revenue from sales of the applicable Product in accordance with GAAP consistently applied, and not reimbursed by or recovered from such Third Party; provided, that any given amount may be taken as a permitted deduction only once:

(a) reasonable and customary rebates, chargebacks, retroactive price reductions, quantity, trade and similar discounts, credits and allowances (including rejected goods, damaged or defective goods and returned goods) and other price reductions reasonably granted, allowed, incurred or paid in so far as they are applied to such sales of the applicable Product, provided that (i) retroactive price reductions with respect to sales of a Product containing the Initial RMC-9805 Compound or a Subsequent RMC-9805 Compound for any reporting period occurring prior to the

Applicable RMC-9805 Overlap Date for the Initial RMC-9805 Compound or such Subsequent RMC-9805 Compound shall not be deducted from the Gross Sales of such Product for any reporting period following the Applicable RMC-9805 Overlap Date and (ii) retroactive price reductions with respect to sales of a Product containing RMC-6236 outside the United States for any reporting period occurring prior to the EU Start Date shall not be deducted from the Gross Sales of such Product for any reporting period following the EU Start Date;

(b) discounts (including cash discounts and quantity discounts), coupons, retroactive price reductions, charge back payments and rebates granted to managed care organizations or to federal, state and local governments, or to their agencies (including payments made under the “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee for Branded Pharmaceutical Manufacturers”), in each case, as applied to such sales of the applicable Product and actually given to customers;

(c) reasonable and customary freight and insurance costs incurred for such sales with respect to the shipment of the applicable Product to customers, in each case if charged separately and invoiced to the customer;

(d) customs duties, surcharges and other similar governmental charges incurred in connection with such sales of the applicable Product to the extent included in the gross amount invoiced;

(e) commissions allowed or paid for sales of the applicable Product to Logistics Providers (other than sales personnel, sales representatives and sales agents employed or engaged by Seller, its Affiliates, or any Licensee);

(f) actual bad debt expenses recorded in accordance with GAAP, from customers related to sales of the applicable Product;

(g) sales, use, value-added, excise and other similar Taxes (excluding income Taxes), and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48 specific to the applicable Product) and any other fee imposed by any equivalent applicable law, in each of the foregoing cases, that the Seller allocates to such sales of the applicable Product in accordance with the Seller’s standard policies and procedures consistently applied across its products, as adjusted for rebates and refunds, imposed in connection with such sales of the applicable Product to any Third Party, to the extent such Taxes are not paid by the Third Party; and

(h) any other similar and customary deductions that are actually deducted in accordance with GAAP, but which may not be duplicative of the deductions specified in (a) – (g) above.

Net Sales shall be determined in U.S. dollars. If Seller, its Affiliates, or any Licensee effects a sale, disposition, or transfer of a Product to a Third Party other than on customary commercial terms or for non-monetary consideration, the Net Sales of such Product to such Third Party shall be deemed to be “the fair market value” of such Product. For purposes of the foregoing, “fair market value” means the value that would have been derived had such Product been sold as a separate product to another customer on customary commercial terms. Net Sales will not include

(i) any sale among Related Parties; (ii) any sale to a Logistics Provider unless such sale is an arm’s length sale to a non-Related Party wholesale distributor of the Product, (iii) any sale for use of the Product in clinical or non-clinical development activities, or (iv) disposal or transfer of the Product for a bona fide charitable purpose, compassionate use or samples. Net Sales shall also include any recovered monetary damages treated as Net Sales in accordance with Section 7.5(d).

Net Sales for any Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where “A” is the weighted average invoice price of the Product(s) contained in such Combination Product when sold separately during the applicable accounting period in which the sales of the Combination Product were made, and “B” is the combined weighted average invoice prices of all of the active ingredients other than the Product(s) contained in such Combination Product sold separately during such same accounting period. If any Product contained in such Combination Product is not sold separately in finished form, the Seller and the Buyer shall reasonably determine Net Sales for such Product by mutual agreement based on the relative contribution of the Product and each such other active ingredient in such Combination Product in accordance with the above formula.

“NSCLC” means non-small cell lung cancer.

“Out-License” means any license between the Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which the Seller or any of its Affiliates grants a license or sublicense of any Intellectual Property Rights to Commercialize one or more Products in all or any portion of the world. Out-License excludes any Logistics Agreement or Contract Manufacturing Agreement; provided that, for the avoidance of doubt, no CDx Agreement shall be deemed to be an Out-License.

“Patents” means any and all patents and patent applications, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Patent Rights” means any and all Patents owned or in-licensed by the Seller or any of its Affiliates or their respective Licensees or under which the Seller or any of its Affiliates or their respective Licensees is or may become empowered to practice, the subject matter of which is necessary or actually used for the Manufacture or Exploitation of any Product.

“PDAC” means pancreatic ductal adenocarcinoma.

“Permitted Liens” means any of the following:

(a) Any Liens existing on the Effective Date and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Effective Date (plus any reasonable amount of premium (if any), interest (including post-petition interest), fees, expenses, charges or additional or contingent interest reasonably incurred in connection with such replacement or substitution), (ii) does not encumber any property that is not subject thereto on the Effective Date or at the time of such replacement or substitution (plus improvements and accessions to such property), and (iii) if the indebtedness secured by such Lien is Senior Debt, the Seller has complied with Section 7.13(b) with respect thereto;

(b) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings diligently conducted;

(c) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than 60 days (or, if more than 60 days overdue, that are unfiled and no other action has been taken to enforce such Lien) or that are being contested in good faith by appropriate proceedings diligently conducted;

(d) any Liens permitted under, or subject to, any Customary Additional Monetization Senior Intercreditor Agreement, Customary Additional Monetization Pari Passu Intercreditor Agreement or Customary Senior Debt Intercreditor Agreement entered into as provided in and in compliance with this Agreement, including Section 7.13;

(e) the Back-Up Security Interest;

(f) Liens arising from attachments or judgments, orders, or decrees not constituting an Event of Default (or other equivalent term) under Senior Debt; and

(g) licenses, sublicenses or similar grants of rights in connection with licensing or collaboration transactions otherwise permitted by this Agreement.

“Permitted Out-License” means a written Out-License between the Seller or any of its Affiliates, on the one hand, and a Permitted Transferee on the other hand.

“Permitted Transferee” means a biopharmaceutical company [***].

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Phase 3 Clinical Trial” means a Clinical Trial that incorporates accepted endpoints for confirmation of safety and statistical significance of efficacy with the aim to generate data and results that can be submitted to obtain Marketing Approval as described in 21 C.F.R. 312.21(c), or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States.

“Platform Intellectual Property Rights” means any Intellectual Property Rights relating to the Seller’s tri-complex inhibitor platform to target RAS(ON) proteins [***]. The Patent Rights set forth on Exhibit F (collectively, the “Specified Patent Rights”) are deemed not to be Platform Intellectual Property Rights (i.e. are Specified Patent Rights) as of the Effective Date.

(x) Provided, and notwithstanding the immediately preceding sentence, any Specified

Patent Rights shall no longer constitute Specified Patent Rights (i.e. will constitute Platform Intellectual Property Rights) if such Specified Patent Rights [***].

(y) Provided further, any Patents Rights that are Platform Intellectual Property Rights shall constitute Specified Patent Rights if such Platform Intellectual Property Rights are determined to [***].

(z) Seller shall reasonably determine (subject to consultation with Buyer) what constitutes Specified Patent Rights and Platform Intellectual Property Rights under this definition after the Effective Date for purposes of [***].

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” means any product that contains (a) RMC-6236 or RMC-9805 as an active ingredient, alone or in combination with one or more other active ingredients, including in any preparation, strength, form, or formulation, or (b) [***].

“Product Rights Lien” is defined in Section 7.13(a).

“Quarterly Call” is defined in Section 7.2(a).

“RASolute 302 Clinical Trial” means the Phase 3 Clinical Trial entitled “RASolute 302: A Phase 3 Multicenter, Open-label, Randomized Study of Daraxonrasib (RMC-6236) Versus Investigator's Choice of Standard of Care Therapy in Patients With Previously Treated Metastatic Pancreatic Ductal Adenocarcinoma (PDAC)”, clinicaltrials.gov identifier # NCT06625320.

“RASolve 301 Clinical Trial” means the Phase 3 Clinical Trial entitled “RASolve 301: Phase 3 Multicenter, Open Label, Randomized Study of RMC-6236 Versus Docetaxel in Patients With Previously Treated Locally Advanced or Metastatic RAS[MUT] NSCLC”, clinicaltrials.gov identifier # NCT06881784.

“Receiving Party” is defined in Section 9.1.

“Regulatory Authority” means any Governmental Entity, including the FDA, which has responsibility in granting a Marketing Approval.

“Related Party” means each of the Seller, its Affiliates, and their respective Licensees, as applicable.

“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

“Revenue Participation Right” means the right to receive payment in full of all Revenue Payments, and an undivided ownership interest of all accounts (as defined in the UCC), general intangibles (as defined in the UCC), payment intangibles (as defined in the UCC) and all other rights to payment on account of Net Sales, and all proceeds thereof, in an amount equal to the Revenue Percentage multiplied by the sum of: (a) US RMC-6236 Net Sales during the US RMC-6236 Revenue Payment Term; plus (b) Ex-US RMC-6236 Net Sales during the Ex-US RMC-6236 Revenue Payment Term; plus (c) US RMC-9805 Net Sales during the US RMC-9805 Revenue Payment Term; plus (d) Ex-US RMC-9805 Net Sales during the Ex-US RMC-9805 Revenue Payment Term. For clarity, following a Tranche Closing, the Revenue Participation Right shall include the applicable Incremental Revenue Participation Right resulting from such Tranche Closing. For clarity, the Revenue Percentage shall be calculated in accordance with Exhibit E based on Annual Aggregate Product Net Sales.

“Revenue Payment” means:

(a) for each Calendar Quarter occurring (in whole or in part) during the US RMC-6236 Revenue Payment Term, an amount payable to the Buyer equal to the product of (i) US RMC-6236 Net Sales during such Calendar Quarter (or, for any Calendar Quarter occurring in part during the US RMC-6236 Revenue Payment Term, US RMC-6236 Net Sales for the calendar days falling within the US RMC-6236 Revenue Payment Term during such Calendar Quarter) and (ii) the applicable Revenue Percentage; plus

(b) for each Calendar Quarter occurring (in whole or in part) during the Ex-US RMC-6236 Revenue Payment Term, an amount payable to the Buyer equal to the product of (i) Ex-US RMC-6236 Net Sales during such Calendar Quarter (or, for any Calendar Quarter occurring in part during the Ex-US RMC-6236 Revenue Payment Term, Ex-US RMC-6236 Net Sales for the calendar days falling within the Ex-US RMC-6236 Revenue Payment Term during such Calendar Quarter) and (ii) the applicable Revenue Percentage; plus

(c) for each Calendar Quarter occurring (in whole or in part) during the US RMC-9805 Revenue Payment Term, an amount payable to the Buyer equal to the product of (i) US RMC-9805 Net Sales during such Calendar Quarter (or, for any Calendar Quarter occurring in part during the US RMC-9805 Revenue Payment Term, US RMC-9805 Net Sales for the calendar days falling within the US RMC-9805 Revenue Payment Term during such Calendar Quarter) and (ii) the applicable Revenue Percentage; plus

(d) for each Calendar Quarter occurring (in whole or in part) during the Ex-US RMC-9805 Revenue Payment Term, an amount payable to the Buyer equal to the product of (i) Ex-US RMC-9805 Net Sales during such Calendar Quarter (or, for any Calendar Quarter occurring in part during the Ex-US RMC-9805 Revenue Payment Term, Ex-US RMC-9805 Net Sales for the calendar days falling within the Ex-US RMC-9805 Revenue Payment Term during such Calendar Quarter) and (ii) the applicable Revenue Percentage.

For clarity, the Revenue Percentage shall be calculated in accordance with Exhibit E based on Annual Aggregate Product Net Sales.

“Revenue Payment Term” means the period commencing on the first to commence of the US RMC-6236 Revenue Payment Term, US RMC-9805 Revenue Payment Term, Ex-US RMC-6236 Revenue Payment Term and Ex-US RMC-9805 Revenue Payment Term, and ending on the last to expire of the US RMC-6236 Revenue Payment Term, US RMC-9805 Revenue Payment Term, Ex-US RMC-6236 Revenue Payment Term and Ex-US RMC-9805 Revenue Payment Term.

“Revenue Percentage” is defined on Exhibit E.

“Revenue Percentage Adjustment Trigger Year” is defined on Exhibit E.

“Revenue Percentage Reversion Year” is defined on Exhibit E.

“Revenue Report” is defined in Section 7.3(c).

“RMC-[***]” means the chemical compound with the chemical structure disclosed in Data Room document [***].

“RMC-[***]” means the chemical compound with the chemical structure disclosed in Data Room document [***].

“RMC-6236” means (a) the Initial RMC-6236 Compound, (b) RMC-[***], (c) RMC-[***], and (d) any chemical compound owned or controlled by the Seller for which an IND is filed with the FDA on or before [***] that (i) has the same mechanism of action as the Initial RMC-6236 Compound, and (ii) [***]. For purposes of the foregoing, the parties agree that RMC-[***] and RMC-[***] each have the same mechanism of action and [***] as the Initial RMC-6236 Compound.

“RMC-6236-001 Clinical Trial” means the Phase 1/1b Clinical Trial entitled “A Multicenter Open-Label Study of RMC-6236 in Patients With Advanced Solid Tumors Harboring Specific Mutations in RAS”, clinicaltrial.gov identifier # NCT05379985.

“RMC-6236 First-Line PDAC Clinical Trial” means [***].

“RMC-6236 Product Rights” means any and all of the following, as they exist throughout the world: (a) the Intellectual Property Rights specifically related to, or necessary or actually used for the Manufacture or Exploitation of, any Product containing RMC-6236, but excluding the Platform Intellectual Property Rights, (b) regulatory filings, submissions and approvals, including Marketing Approvals and pricing and reimbursement approvals, with or from any Regulatory Authorities related to RMC-6236, (c) In-Licenses related to RMC-6236 and (d) Out-Licenses specifically related to RMC-6236.

“RMC-9805” means (a) the Initial RMC-9805 Compound and (b) each Subsequent RMC-9805 Compound.

“RMC-9805 First-Line PDAC Clinical Trial” means [***].

“Safety Event” means a determination by a Regulatory Authority, the Seller’s clinical safety adjudication committee (acting in good faith and in accordance with its charter), or a data monitoring review board (or similar entity) that, in connection with a Clinical Trial for a given Product: (a) such Product presents an unreasonable and significant risk of death, a life-threatening condition or other serious safety concern or (b) [***] to patients such that such Product should not continue to be administered to the patient population being studied in such Clinical Trial.

“Safety Notices” means any recalls, field alert reports, market withdrawals, “dear doctor” letters, safety alerts or other notices of action relating to a material alleged lack of safety or regulatory compliance of a Product.

“Seller” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 8.1(b).

“Senior Debt” means (x) the Indebtedness under the Loan Agreement, and any refinancing thereof and (y) any other secured credit facility (including any working capital or revolving loan facility), term loan, or other Indebtedness (other than, for the avoidance of doubt, an Additional Monetization) that is secured by a Lien on any Revenue Participation Right or any “proceeds” (as defined in the UCC) thereof or the RMC-6236 Product Rights or any “proceeds” (as defined in the UCC) thereof.

“Specified Clinical Trials” means the RASolve 301 Clinical Trial, the RASolute 302 Clinical Trial, the RMC-6236 First-Line PDAC Clinical Trial, and the RMC-9805 First-Line PDAC Clinical Trial.

“Subsequent RMC-9805 Compound” means any chemical compound (other than the Initial RMC-9805 Compound) owned or controlled by the Seller for which an IND is filed with the FDA on or before [***] that (a) has the same mechanism of action as the Initial RMC-9805 Compound, and (b) [***]. For purposes of the foregoing, the phrases “the same mechanism of action” and [***] shall have the same interpretation when used to compare such chemical compound and the Initial RMC-9805 Compound as they do when used to compare the Initial RMC-6236 Compound with RMC-[***] or RMC-[***] in the definition of “RMC-6236”.

“Subsequent RMC-9805 EU Overlap Date” means, for any Product containing a Subsequent RMC-9805 Compound, the first date on which there is a Subsequent RMC-9805 Overlapping Indication approved by the EMA for such Subsequent RMC-9805 Compound.

“Subsequent RMC-9805 Overlapping Indication” means an indication for which a Product containing a Subsequent RMC-9805 Compound has received Marketing Approval by the FDA or the EMA that is (1) the same indication (or substantially equivalent terminology commonly used in regulatory labeling), or (2) a subset of the same indication (or substantially equivalent terminology commonly used in regulatory labeling) for patients carrying a G12D Mutation Subset, for which a Product containing RMC-6236 has received Marketing Approval by the same Regulatory Authority (i.e., the FDA or the EMA, as the case may be), [***]. For purposes of the foregoing:

(a) there shall be a Subsequent RMC-9805 Overlapping Indication in the event [***]; and

(b) there shall be no Subsequent RMC-9805 Overlapping Indication in the event [***].

“Subsequent RMC-9805 US Overlap Date” means, for any Product containing a Subsequent RMC-9805 Compound, the first date on which there is a Subsequent RMC-9805 Overlapping Indication approved by the FDA for such Subsequent RMC-9805 Compound.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of whose shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors (or equivalent governing body) of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of the Seller.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party” means any Person that is not the Seller or an Affiliate of the Seller.

“Tranche 2 Cancellation Notice” is defined in Section 3.7(a)(ii).

“Tranche 2 Closing” is defined in Section 3.7(a)(i).

“Tranche 2 Incremental Revenue Participation Right” means the portion of the Revenue Participation Right in respect of the Tranche 2 Revenue Percentage.

“Tranche 2 Purchase Price” means $250,000,000.

“Tranche 2 Revenue Percentage” means, from and after the Tranche 2 Closing, the rates in respect of Annual Aggregate Product Net Sales set forth in the “Tranche 2 Revenue Percentage” column on Exhibit E.

“Tranche 2 Trigger” means the occurrence of each of the following prior to January 1, 2028: (a) a positive data readout from the RASolute 302 Clinical Trial meeting the success criteria set forth on Exhibit D and (b) the earlier to occur of (x) a determination by the board of directors (or other equivalent governing body) of a Related Party, subject to Section 7.1(a)(iii), to proceed with the preparation and submission of an application to the FDA for Marketing Approval for RMC-6236 on the basis of such positive data readout or (y) the submission by a Related Party of an application for Marketing Approval to the FDA for RMC-6236 on the basis of such positive data readout.

“Tranche 3 Closing” is defined in Section 3.7(b).

“Tranche 3 Incremental Revenue Participation Right” means the portion of the Revenue Participation Right in respect of the Tranche 3 Revenue Percentage.

“Tranche 3 Notice” is defined in Section 3.7(b).

“Tranche 3 Maximum Purchase Price” means $250,000,000.

“Tranche 3 Purchase Price” is defined in Section 3.7(b).

“Tranche 3 Revenue Percentage” means, from and after the Tranche 3 Closing, the rates in respect of Annual Aggregate Product Net Sales set forth in the “Tranche 3 Revenue Percentage” column on Exhibit E (subject to proportional adjustment in accordance with Exhibit E if the Tranche 3 Purchase Price is less than the Tranche 3 Maximum Purchase Price).

“Tranche 3 Trigger” means receipt of Marketing Approval by the FDA of RMC-6236 for the second-line (or substantially equivalent terminology commonly used in regulatory labeling) treatment of RAS G12 mutated metastatic PDAC or metastatic PDAC prior to July 1, 2028.

“Tranche 4 Closing” is defined in Section 3.7(c).

“Tranche 4 Incremental Revenue Participation Right” means the portion of the Revenue Participation Right in respect of the Tranche 4 Revenue Percentage.

“Tranche 4 Notice” is defined in Section 3.7(c).

“Tranche 4 Maximum Purchase Price” means $250,000,000.

“Tranche 4 Purchase Price” is defined in Section 3.7(c).

“Tranche 4 Revenue Percentage” means, from and after the Tranche 4 Closing, the rates in respect of Annual Aggregate Product Net Sales set forth in the “Tranche 4 Revenue Percentage” column on Exhibit E (subject to proportional adjustment in accordance with Exhibit E if the Tranche 4 Purchase Price is less than the Tranche 4 Maximum Purchase Price).

“Tranche 4 Trigger” means aggregate Net Sales of all Products during the US RMC-6236 Revenue Payment Term, the Ex-US RMC-6236 Revenue Payment Term, the US RMC-9805 Revenue Payment Term and the Ex-US RMC-9805 Revenue Payment Term exceeding $[***] in any period of [***] consecutive Calendar Quarters prior to January 1, 2029.

“Tranche 5A Closing” is defined in Section 3.7(d)(i)(2).

“Tranche 5A Notice” is defined in Section 3.7(d)(i)(2).

“Tranche 5A Purchase Price” is defined in Section 3.7(d)(i)(2).

“Tranche 5A Sub Closing” is defined in Section 3.7(d)(i)(1).

“Tranche 5A Sub Notice” is defined in Section 3.7(d)(i)(1).

“Tranche 5A Sub Purchase Price” is defined in Section 3.7(d)(i)(1).

“Tranche 5A Sub Trigger” means the occurrence of each of the following prior to January

1, 2030: (a) a positive data readout from the RMC-6236 First-Line PDAC Clinical Trial that is substantially similar to the design disclosed in the Data Room as of the Effective Date (provided that, notwithstanding such design disclosed in the Data Room as of the Effective Date but otherwise subject to the parameters referenced in this definition, Seller may conduct such Clinical Trial as a [***]), meeting the respective success criteria set forth on clause (ii)(a) (but not clause (ii)(b)) of Exhibit D in a statistically significant manner as set forth on Exhibit D and (b) acceptance by the FDA of an application (or a supplemental application or an amendment to an existing application) for Marketing Approval on the basis of such positive data readout.

“Tranche 5A Trigger” means the occurrence of each of the following prior to January 1, 2030: (a) a positive data readout from the RMC-6236 First-Line PDAC Clinical Trial that is substantially similar to the design disclosed in the Data Room as of the Effective Date (provided that, notwithstanding such design disclosed in the Data Room as of the Effective Date but otherwise subject to the parameters referenced in this definition, Seller may conduct such Clinical Trial as a [***]), meeting the success criteria set forth in Exhibit D, and (b) the earlier to occur of (x) a determination by the board of directors (or other equivalent governing body) of a Related Party, subject to Section 7.1(a)(iii), to proceed with the preparation and submission of an application (or supplemental application) for Marketing Approval for RMC-6236 on the basis of such positive data readout or (y) the submission by a Related Party of an application (or supplemental application) for Marketing Approval for RMC-6236 on the basis of such positive data readout.

“Tranche 5B Closing” is defined in Section 3.7(d)(ii)(2).

“Tranche 5B Notice” is defined in Section 3.7(d)(ii)(2).

“Tranche 5B Purchase Price” is defined in Section 3.7(d)(ii)(2).

“Tranche 5B Sub Closing” is defined in Section 3.7(d)(ii)(1).

“Tranche 5B Sub Notice” is defined in Section 3.7(d)(ii)(1).

“Tranche 5B Sub Purchase Price” is defined in Section 3.7(d)(ii)(1).

“Tranche 5B Sub Trigger” means the occurrence of each of the following prior to January 1, 2030: (a) a positive data readout from the RMC-9805 First-Line PDAC Clinical Trial meeting the respective success criteria set forth on clause (ii)(a) (but not clause (ii)(b)) of Exhibit D in a statistically significant manner as set forth on Exhibit D and (b) acceptance by the FDA of an application (or a supplemental application or an amendment to an existing application) for Marketing Approval on the basis of such positive data readout.

“Tranche 5B Trigger” means the occurrence of each of the following prior to January 1, 2030: (a) a positive data readout from the RMC-9805 First-Line PDAC Clinical Trial meeting the success criteria set forth in Exhibit D; (b) the earlier to occur of (x) a determination by the board of directors (or other equivalent governing body) of a Related Party, subject to Section 7.1(a)(iii), to proceed with the preparation and submission of an application for Marketing Approval for RMC-9805 on the basis of such positive data readout or (y) the submission by a Related Party of an application for Marketing Approval for RMC-9805 on the basis of such positive data readout;

and (c) such application for Marketing Approval in subsection (b) is for an Initial RMC-9805 Overlapping Indication or a Subsequent RMC-9805 Overlapping Indication.

“Tranche 5 Closing” means the Tranche 5A Closing or the Tranche 5B Closing, as the case may be.

“Tranche 5 Incremental Revenue Participation Right” means the portion of the Revenue Participation Right in respect of the Tranche 5 Revenue Percentage.

“Tranche 5 Maximum Purchase Price” means (a) if there has been a Tranche 5A Sub Closing or Tranche 5B Sub Closing, the difference between $250,000,000 and the Tranche 5A Sub Purchase Price or Tranche 5B Sub Purchase Price, as the case may be, and (b) if there has not been a Tranche 5A Sub Closing or Tranche 5B Sub Closing, $250,000,000.

“Tranche 5 Purchase Price” means the Tranche 5A Purchase Price or the Tranche 5B Purchase Price, as the case may be.

“Tranche 5 Revenue Percentage” means, from and after the Tranche 5 Closing, the rates in respect of Annual Aggregate Product Net Sales set forth in the “Tranche 5 Revenue Percentage” column on Exhibit E (subject to proportional adjustment in accordance with Exhibit E if the Tranche 5 Purchase Price is less than the Tranche 5 Maximum Purchase Price).

“Tranche 5 Sub Closing” means the Tranche 5A Sub Closing or the Tranche 5B Sub Closing, as the case may be.

“Tranche 5 Sub Incremental Revenue Participation Right” means the portion of the Revenue Participation Right in respect of the Tranche 5 Sub Revenue Percentage.

“Tranche 5 Sub Maximum Purchase Price” means $100,000,000.

“Tranche 5 Sub Purchase Price” means the Tranche 5A Sub Purchase Price or the Tranche 5B Sub Purchase Price, as the case may be.

“Tranche 5 Sub Revenue Percentage” means, from and after the Tranche 5 Sub Closing, the rates in respect of Annual Aggregate Product Net Sales set forth in the “Tranche 5 Sub Revenue Percentage” column on Exhibit E (subject to proportional adjustment in accordance with Exhibit E if the Tranche 5 Sub Purchase Price is less than the Tranche 5 Sub Maximum Purchase Price).

“Tranche Closing” means each of Tranche 2 Closing, the Tranche 3 Closing, Tranche 4 Closing, the Tranche 5 Sub Closing and the Tranche 5 Closing, as applicable.

“Tranche Maximum Purchase Price” means the Tranche 3 Maximum Purchase Price, the Tranche 4 Maximum Purchase Price, the Tranche 5 Sub Maximum Purchase Price and the Tranche 5 Purchase Price, as applicable.

“Tranche Payments” means the Tranche 2 Purchase Price, the Tranche 3 Purchase Price, the Tranche 4 Purchase Price, the Tranche 5 Sub Purchase Price and the Tranche 5 Purchase Price, as applicable.

“Transaction Documents” means this Agreement and each Bill of Sale.

“UCC” means the Uniform Commercial Code in the State of New York; provided, that, if with respect to any financing statement or by reason of any provisions of law, the perfection, priority or the effect of perfection, priority or non-perfection of the security interests granted to the Buyer pursuant to this Agreement is governed by the Uniform Commercial Code in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection, priority or effect of perfection, priority or non-perfection.

“United States” means the United States of America (including its territories and possessions).

“Upfront Purchase Price” means $250,000,000.

“US Code” means the U.S. Internal Revenue Code of 1986, as amended.

“US RMC-6236 Net Sales” means Net Sales of all Products containing RMC-6236 in the United States.

“US RMC-6236 Revenue Payment Term” means the period commencing on the First Commercial Sale of a Product containing RMC-6236 in the United States and ending on the date that is the fifteenth (15th) anniversary of the First Commercial Sale of such Product containing RMC-6236 in the United States.

“US RMC-9805 Net Sales” means Net Sales of all Products containing RMC-9805 in the United States.

“US RMC-9805 Revenue Payment Term” means, with respect to any Product containing the Initial RMC-9805 Compound or a Subsequent RMC-9805 Compound, the period commencing on the Initial RMC-9805 US Overlap Date or the Subsequent RMC-9805 US Overlap Date, as applicable, and ending on the earlier to occur of (i) the fifteenth (15th) anniversary of the earlier to occur of (A) the Initial RMC-9805 US Overlap Date and (B) the Subsequent RMC-9805 US Overlap Date and (ii) the date that the US RMC-6236 Revenue Payment Term ends. For the avoidance of doubt, in no case shall the US RMC-9805 Revenue Payment Term exceed fifteen (15) years after the date on which Revenue Payments are first payable to Buyer in respect of US RMC-6236 Net Sales or US RMC-9805 Net Sales.

Section 1.2 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(b) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(c) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) references to a Person are also to its permitted successors and assigns, and references to a Governmental Entity are also to its succeeding governing entity in the relevant jurisdiction;

(e) definitions are applicable to the singular as well as the plural forms of such terms;

(f) references to an “Article,” “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g) provisions referring to matters that would or could have, or would or could reasonably be expected to have, or similar phrases, shall be deemed to have such result or expectation with or without the giving of notice or the passage of time, or both;

(h) accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement or any related document shall be prepared in conformity with GAAP;

(i) for covenants that are to be undertaken “reasonably” by the Seller or its Affiliates, such actions (or inactions) shall take into account the Buyer’s economic interest in the Revenue Participation Right and the Revenue Payments and the impact of the applicable action (or inaction) on such interest;

(j) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before, on, or after the Effective Date; and

(k) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States.

Section 1.3 Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

ARTICLE 2
PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT

Section 2.1 Purchase, Sale and Assignment. On the Effective Date and upon the terms and subject to the conditions of this Agreement, in exchange for the Upfront Purchase Price, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, the Initial Revenue Participation Right free and clear of all Liens (other than Permitted Liens). From and after the Effective Date, the Seller relinquishes all of the Seller’s and its Affiliates’ right, title and interest in and to the Initial Revenue Participation Right, and all such right, title and interest shall vest in the Buyer. In addition, the Seller hereby agrees to pay to the Buyer the Revenue Payments on the terms and conditions set forth herein.

Section 2.2 No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, the Buyer is, on the terms and conditions set forth in this Agreement, only purchasing, acquiring and accepting the Initial Revenue Participation Right and, at each Tranche Closing, the applicable Incremental Revenue Participation Right, and is not assuming any liability or obligation of the Seller or its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. Except as specifically set forth herein in respect of the Initial Revenue Participation Right or any Incremental Revenue Participation Right, the Buyer does not, by such purchase, acquisition and acceptance of the Initial Revenue Participation Right and, at each Tranche Closing, the applicable Incremental Revenue Participation Right, acquire any other rights of the Seller or its Affiliates, or any other assets of the Seller or its Affiliates, in each case, other than to the extent of the Back-Up Security Interest granted pursuant to the terms of this Agreement. For the avoidance of doubt and notwithstanding anything herein to the contrary, nothing in this provision limits any other obligation of the Buyer or the Seller under this Agreement or otherwise, including any indemnity obligations under ARTICLE 8.

Section 2.3 True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance of the Initial Revenue Participation Right and each Incremental Revenue Participation Right contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s rights, title and interests in and to the Initial Revenue Participation Right and each Incremental Revenue Participation Right. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller, or a pledge, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Initial Revenue Participation Right and each Incremental Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s estate in the event of the filing of a petition by or against the Seller or any of its Affiliates under any Bankruptcy Laws. The Seller hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that each sale contemplated by this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Initial Revenue Participation Right and each Incremental Revenue Participation Right under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against the Seller and its Affiliates in any bankruptcy or insolvency proceeding relating to the Seller or any of its Affiliates. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Initial Revenue Participation Right and each Incremental Revenue Participation Right as a sale of “accounts,” or “payment intangibles” (as appropriate) and the proceeds thereof in accordance with the UCC, and the Seller hereby authorizes the Buyer and its representatives to file one or more financing statements or any amendments to financing statements previously filed by the Buyer (and continuation statements with respect to such financing statements when applicable) naming the Seller as the “seller” and the Buyer as the “buyer” in respect of the Initial Revenue Participation Right at any time on or after the Effective Date and each applicable Incremental Revenue Participation Right at any time on or after the consummation of each respective Tranche Closing. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer, including in the event that, despite the intent of the parties hereto, any sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller hereby grants to the Buyer a security interest in, to and under [***] as security for all of the Seller’s obligations under the Transaction Documents, including the obligations to pay the Revenue Payments (the “Back-Up Security Interest”). In furtherance of the foregoing the Seller hereby authorizes the Buyer and its representatives to file one or more financing statements (and continuation statements and any amendments with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such Back-Up Security Interest; provided, that [***].

ARTICLE 3
CLOSINGS; PAYMENT OF PURCHASE PRICE

Section 3.1 Initial Closing. The purchase and sale of the Initial Revenue Participation Right shall take place remotely via the exchange of documents and signatures on the Effective Date or such other place, time and date as the parties hereto may mutually agree (such date, the “Initial Closing Date”).

Section 3.2 Payment of Upfront Purchase Price. On the Initial Closing Date, the Buyer shall pay to the Seller the Upfront Purchase Price by wire transfer of immediately available funds to the account specified on Exhibit A, without set-off, reduction or deduction, or withholding for or on account of any Taxes, provided that the Seller has complied with its obligations under Section 3.4 of this Agreement.

Section 3.3 Bill of Sale. On the Initial Closing Date, upon confirmation of the receipt of the Upfront Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Initial Revenue Participation Right in the form attached hereto as Exhibit B (the “Bill of Sale”).

Section 3.4 Seller Form W-9. On or prior to the Initial Closing Date, the Seller shall deliver to the Buyer a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal backup withholding tax. The Seller shall update any such form provided to the Buyer pursuant to the preceding sentence promptly (i) upon reasonable request by the Buyer or (ii) upon any such form previously provided by the Seller becoming obsolete, incorrect or ineffective.

Section 3.5 Buyer Form W-8BEN-E. On or prior to the Initial Closing Date, the Buyer shall deliver to the Seller a valid, properly executed IRS Form W-8BEN-E or other applicable form certifying that the Buyer is exempt from U.S. federal withholding and backup withholding tax with respect to the Revenue Payments. The Buyer shall update any such form provided to the Seller pursuant to the preceding sentence promptly (i) upon reasonable request by the Seller or (ii) upon any such form previously provided by the Buyer becoming obsolete, incorrect or ineffective.

Section 3.6 Legal Opinion. On the Initial Closing Date, the Seller shall deliver to the Buyer the legal opinion(s) of Latham & Watkins LLP, as corporate counsel to the Seller in form and substance reasonably acceptable to Seller and Buyer.

Section 3.7 Tranche Closings; Incremental Revenue Participation Rights.

(a) Tranche 2 Closing.

(i) The Seller shall promptly (and in any event within five (5) Business Days) notify the Buyer in writing upon the occurrence of the Tranche 2 Trigger and provide reasonable documentation of the same. So long as a Material Breach is not continuing or uncured, then following such notice the Buyer shall promptly (and in any event within ten (10) Business Days following such notice) pay to the Seller the Tranche 2 Purchase Price (the “Tranche 2 Closing”). At the Tranche 2 Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens (except for Permitted Liens), all of the Seller’s right, title and interest in and to the Tranche 2 Incremental Revenue Participation Right, and the Seller shall deliver to the Buyer a Bill of Sale duly executed by the Seller evidencing the sale, transfer, assignment and conveyance of the Tranche 2 Incremental Revenue Participation Right.

(ii) Notwithstanding Section 3.7(a)(i) above, if at any time prior to the Tranche 2 Trigger, the Seller or one or more of its Affiliates enters into a definitive agreement for a Change of Control, the Seller shall provide prompt (and in any event within ten (10) Business Days) written notice thereof to the Buyer, which notice shall include reasonable detail as to the Change of Control, including the parties to such Change of Control. If the Tranche 2 Closing has not occurred, the Seller shall have the option (but not the obligation), by irrevocable written notice to the Buyer (the “Tranche 2 Cancellation Notice”) at least three (3) Business Days prior to the consummation of such Change of Control, to elect to cancel the Tranche 2 Closing. If the Seller exercises such option to cancel the Tranche 2 Closing, then upon the closing of such Change of Control, all obligations set forth in Section 3.7(a)(i) above shall terminate, and the Seller shall have no obligation to sell, transfer, assign or convey to the Buyer, and the Buyer shall have no obligation to purchase, acquire or accept the Tranche 2 Incremental Revenue Participation Right. For the avoidance of doubt, if, notwithstanding the Seller’s delivery of a Tranche 2 Cancellation Notice, such Change of Control does not occur for any reason, then Section 3.7(a)(i) shall continue in full force and effect in accordance with its terms, including the obligation to consummate the Tranche 2 Closing upon the occurrence of the Tranche 2 Trigger.

(b) Tranche 3 Closing. The Seller shall promptly (and in any event within five (5) Business Days) notify the Buyer in writing upon the occurrence of the Tranche 3 Trigger and provide reasonable documentation of the same. So long as a Material Breach is not continuing or uncured, the Seller shall have the option (but not the obligation) by irrevocable written notice to the Buyer (the “Tranche 3 Notice”) no later than forty-five (45) days following the occurrence of the Tranche 3 Trigger, to require the Buyer to pay to the Seller an amount up to the Tranche 3 Maximum Purchase Price, which amount shall be in an increment of $50,000,000 (the “Tranche 3 Purchase Price”). Such Tranche 3 Notice shall set forth the Tranche 3 Purchase Price the Seller is electing the Buyer to pay. So long as a Material Breach is not continuing or uncured, the Buyer shall promptly (and in any event within twenty (20) Business Days following receipt of the Tranche 3 Notice) pay to the Seller the Tranche 3 Purchase Price (the “Tranche 3 Closing”). At the Tranche 3 Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens (except for Permitted Liens), all of the Seller’s right, title and interest in and to the Tranche 3 Incremental Revenue

Participation Right, and the Seller shall deliver to the Buyer a Bill of Sale duly executed by the Seller evidencing the sale, transfer, assignment and conveyance of the Tranche 3 Incremental Revenue Participation Right.

(c) Tranche 4 Closing. The Seller shall promptly (and in any event within five (5) Business Days following the closing of the Seller’s books for the Calendar Quarter in which such the Tranche 4 Trigger occurred) notify the Buyer in writing upon the occurrence of the Tranche 4 Trigger and provide reasonable documentation of the same. So long as a Material Breach is not continuing or uncured, the Seller shall have the option (but not the obligation) by irrevocable written notice to the Buyer (the “Tranche 4 Notice”) no later than forty-five (45) days following the occurrence of the Tranche 4 Trigger, to require the Buyer to pay to the Seller an amount up to the Tranche 4 Maximum Purchase Price, which amount shall be in an increment of $50,000,000 (the “Tranche 4 Purchase Price”). Such Tranche 4 Notice shall set forth the Tranche 4 Purchase Price the Seller is electing the Buyer to pay. So long as a Material Breach is not continuing or uncured, the Buyer shall promptly (and in any event within twenty (20) Business Days following receipt of the Tranche 4 Notice) pay to the Seller the Tranche 4 Purchase Price (the “Tranche 4 Closing”). At the Tranche 4 Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens (except for Permitted Liens), all of the Seller’s right, title and interest in and to the Tranche 4 Incremental Revenue Participation Right, and the Seller shall deliver to the Buyer a Bill of Sale duly executed by the Seller evidencing the sale, transfer, assignment and conveyance of the Tranche 4 Incremental Revenue Participation Right.

(d) Tranche 5 Closings.

(i) Tranche 5A Closings.

(1) Tranche 5A Sub Closing. The Seller shall promptly (and in any event within five (5) Business Days) notify the Buyer in writing upon the occurrence of the Tranche 5A Sub Trigger and provide reasonable documentation of the same. So long as a Material Breach is not continuing or uncured, and if the Seller has not delivered a Tranche 5A Notice, a Tranche 5B Sub Notice or a Tranche 5B Notice to the Buyer, then the Seller shall have the option (but not the obligation) by irrevocable written notice to the Buyer (the “Tranche 5A Sub Notice”) no later than forty-five (45) days following the occurrence of the Tranche 5A Sub Trigger, to require the Buyer to pay to the Seller an amount up to the Tranche 5 Sub Maximum Purchase Price, which amount shall be in an increment of $50,000,000 (the “Tranche 5A Sub Purchase Price”). Such Tranche 5A Sub Notice shall set forth the Tranche 5A Sub Purchase Price the Seller is electing the Buyer to pay. So long as a Material Breach is not continuing or uncured, the Buyer shall promptly (and in any event within twenty (20) Business Days following receipt of the Tranche 5A Sub Notice) pay to the Seller the Tranche 5A Sub Purchase Price (the “Tranche 5A Sub Closing”). At the Tranche 5A Sub Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens (except for Permitted Liens), all of the Seller’s right, title and interest in and to the Tranche 5 Sub Incremental Revenue Participation Right, and the Seller shall deliver to the Buyer a Bill of Sale duly executed by the Seller evidencing the sale, transfer, assignment and conveyance of the Tranche 5 Sub Incremental Revenue Participation Right.

(2) Tranche 5A Closing. The Seller shall promptly (and in any event within five (5) Business Days) notify the Buyer in writing upon the occurrence of the Tranche 5A Trigger and provide reasonable documentation of the same. So long as a Material Breach is not continuing or uncured, and if the Seller has not delivered a Tranche 5B Sub Notice or a Tranche 5B Notice to the Buyer, then the Seller shall have the option (but not the obligation) by irrevocable written notice to the Buyer (the “Tranche 5A Notice”) no later than forty-five (45) days following the occurrence of the Tranche 5A Trigger, to require the Buyer to pay to the Seller an amount up to the Tranche 5 Maximum Purchase Price, which amount shall be in an increment of $50,000,000 (the “Tranche 5A Purchase Price”). Such Tranche 5A Notice shall set forth the Tranche 5A Purchase Price the Seller is electing the Buyer to pay. So long as a Material Breach is not continuing or uncured, the Buyer shall promptly (and in any event within twenty (20) Business Days following receipt of the Tranche 5A Notice) pay to the Seller the Tranche 5A Purchase Price (the “Tranche 5A Closing”). At the Tranche 5A Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens (except for Permitted Liens), all of the Seller’s right, title and interest in and to the Tranche 5 Incremental Revenue Participation Right, and the Seller shall deliver to the Buyer a Bill of Sale duly executed by the Seller evidencing the sale, transfer, assignment and conveyance of the Tranche 5 Incremental Revenue Participation Right.

(ii) Tranche 5B Closings.

(1) Tranche 5B Sub Closing. The Seller shall promptly (and in any event within five (5) Business Days) notify the Buyer in writing upon the occurrence of the Tranche 5B Sub Trigger and provide reasonable documentation of the same. So long as a Material Breach is not continuing or uncured, and if the Seller has not delivered a Tranche 5B Notice, a Tranche 5A Sub Notice or a Tranche 5A Notice to the Buyer, the Seller shall have the option (but not the obligation) by irrevocable written notice to the Buyer (the “Tranche 5B Sub Notice”) no later than forty-five (45) days following the occurrence of the Tranche 5B Sub Trigger, to require the Buyer to pay to the Seller an amount up to the Tranche 5 Sub Maximum Purchase Price, which amount shall be in an increment of $50,000,000 (the “Tranche 5B Sub Purchase Price”). Such Tranche 5B Sub Notice shall set forth the amount of the Tranche 5B Sub Purchase Price the Seller is electing the Buyer to pay. So long as a Material Breach is not continuing or uncured, the Buyer shall promptly (and in any event within twenty (20) Business Days following receipt of the Tranche 5B Sub Notice) pay to the Seller the Tranche 5B Sub Purchase Price (the “Tranche 5B Sub Closing”). At the Tranche 5B Sub Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens (except for Permitted Liens), all of the Seller’s right, title and interest in and to the Tranche 5 Sub Incremental Revenue Participation Right, and the Seller shall deliver to the Buyer a Bill of Sale duly executed by the Seller evidencing the sale, transfer, assignment and conveyance of the Tranche 5 Sub Incremental Revenue Participation Right.

(2) Tranche 5B Closing. The Seller shall promptly (and in any event within five (5) Business Days) notify the Buyer in writing upon the occurrence of the Tranche 5B Trigger and provide reasonable documentation of the same. So long as a Material Breach is not continuing or uncured, and if the Seller has not delivered a Tranche 5A Sub Notice or a Tranche 5A Notice to the Buyer, the Seller shall have the option (but not the obligation) by irrevocable written notice to the Buyer (the “Tranche 5B Notice”) no later than forty-five (45) days following the occurrence of the Tranche 5B Trigger, to require the Buyer to pay to the Seller an amount up to the Tranche 5 Maximum Purchase Price, which amount shall be in an increment of $50,000,000 (the “Tranche 5B Purchase Price”). Such Tranche 5B Notice shall set forth the amount of the Tranche 5B Purchase Price the Seller is electing the Buyer to pay. So long as a Material Breach is not continuing or uncured, the Buyer shall promptly (and in any event within twenty (20) Business Days following receipt of the Tranche 5B Notice) pay to the Seller the Tranche 5B Purchase Price (the “Tranche 5B Closing”). At the Tranche 5B Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens (except for Permitted Liens), all of the Seller’s right, title and interest in and to the Tranche 5 Incremental Revenue Participation Right, and the Seller shall deliver to the Buyer a Bill of Sale duly executed by the Seller evidencing the sale, transfer, assignment and conveyance of the Tranche 5 Incremental Revenue Participation Right.

(iii) For the avoidance of doubt, (1) if there is either a Tranche 5A Sub Closing or a Tranche 5A Closing, then in no event will there be either a Tranche 5B Sub Closing or a Tranche 5B Closing and (2) if there is either a Tranche 5B Sub Closing or a Tranche 5B Closing, then in no event will there be either a Tranche 5A Sub Closing or a Tranche 5A Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth on the Disclosure Schedule attached hereto, the Seller represents and warrants to the Buyer that as of the Effective Date:

Section 4.1 Existence; Good Standing. The Seller is a corporation, duly organized, validly existing and in good standing under the laws of Delaware. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.2 Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

Section 4.3 Enforceability. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 4.4 No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene or conflict with the organizational documents of the Seller, (b) contravene or conflict with or constitute a material default under any material provision of any law binding upon or applicable to the Seller or Maximum Revenue Participation Right or (c) contravene or conflict with or constitute a material default under any material agreement or Judgment binding upon or applicable to the Seller or any of its Affiliates.

Section 4.5 Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller or any of its Affiliates in connection with (a) the execution and delivery by the Seller of this Agreement, (b) the performance by the Seller of its obligations under this Agreement, or (c) the consummation by the Seller of any of the transactions contemplated by this Agreement.

Section 4.6 No Litigation. Neither the Seller nor any of its Affiliates is a party to, and, since June 1, 2022, none has received any written notice of, any action, claim, suit, investigation or proceeding pending before any Governmental Entity and, to the knowledge of the Seller, no such action, claim, suit, investigation or proceeding has been threatened against the Seller or any of its Affiliates since June 1, 2022, that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.7 Compliance; Regulatory Interactions.

(a) All applications, submissions, information and data related to a Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Seller or any of its Affiliates were, to the knowledge of the Seller, true and correct in all material respects as of the date of such submission or request, and any material updates, changes, corrections or modification to such applications, submissions, information or data have been submitted to the necessary Regulatory Authorities, except to the extent that failure to make such updates, changes, corrections or modification would not reasonably be expected to result in a Material Adverse Effect.

(b) The Seller has made available to the Buyer, prior to the Effective Date, in the Data Room, to the knowledge of the Seller, true, correct and complete copies of all material communications (other than investigational new drug applications for the Products) sent or received since January 1, 2023 by the Seller and any of its Affiliates to or from any Regulatory Authorities related to the Exploitation of a Product.

(c) Since June 1, 2022, to the knowledge of the Seller, neither the Seller nor any of its Affiliates has committed any act, made any statement or failed to make any statement in respect of a Product that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or any other Regulatory Authority to invoke similar policies, set forth in any applicable laws or regulations.

(d) Since June 1, 2022, (i) there have been no Safety Notices, (ii) to the knowledge of the Seller, there are no unresolved material product complaints with respect to a Product, which would result in a Material Adverse Effect, and (iii) to the knowledge of the Seller, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in (1) a material Safety Notice with respect to any Product or (2) a material change in the anticipated labeling of a Product.

(e) To the knowledge of the Seller, the Seller and its Affiliates are, and, since June 1, 2022, have been, in compliance with all applicable laws administered or issued by the FDA or any similar Regulatory Authority in each country where a Product has been, or is intended to be, Manufactured or Exploited, including the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, applicable requirements in FDA regulations, and any orders issued by FDA or similar Regulatory Authorities in each country where a Product has been, or is intended to be, Manufactured or Exploited, and all other laws regarding ownership, developing, testing, Manufacturing, disposal, Commercializing, and complaint handling or adverse event reporting for the products of the Seller or its Affiliates, except to the extent that such failure to comply with such applicable laws would not reasonably be expected to result in a Material Adverse Effect.

(f) The list of regulatory interactions in the Data Room document number 7.3.3.11 is, to the knowledge of the Seller, true, correct and complete in all material respects, and, to the knowledge of the Seller, none of the Seller or its Affiliates is in possession of any additional material regulatory interactions regarding the Specified Clinical Trials.

Section 4.8 Licenses. Except as set forth on Schedule 4.8 of the Disclosure Schedule, there are no In-Licenses or Out-Licenses currently in effect.

Section 4.9 Data. The efficacy data disclosed in the Data Room are, to the knowledge of the Seller, true, correct and complete in all material respects.

Section 4.10 Intellectual Property.

(a) Schedule 4.10(a) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights (“Existing Patents”). Schedule 4.10(a) of the Disclosure Schedule specifies the respective patent or patent application numbers as to each listed Patent or patent application within the Existing Patents. Except as set forth on Schedule 4.10(a) of the Disclosure Schedule, the Seller is the sole and exclusive registered owner of all the Existing Patents. Schedule 4.10(a) of the Disclosure Schedule specifies any Person other than the Seller owning or having an interest in any Existing Patent, including the nature of such interest.

(b) Except as set forth in Schedule 4.10(b) of the Disclosure Schedule, none of the Seller nor any of its Affiliates is a party to any pending, and, to the knowledge of the Seller, there is no threatened litigation, interference, reexamination, post-grant proceeding, opposition or like procedure involving any of the Existing Patents or other existing Intellectual Property Rights.

(c) All of the issued Patents within the Existing Patents are in full force and effect, and have not lapsed, expired or otherwise terminated and, to the knowledge of the Seller, are valid and enforceable. None of the Seller nor any of its Affiliates has received any written notice relating to the lapse, expiration or other termination of any of the issued Patents within the Existing Patents. None of the Seller nor any of its Affiliates has received any written notice or written legal opinion from a Third Party that alleges that any of the Existing Patents or other existing Intellectual Property Rights is invalid or unenforceable.

(d) None of the Seller nor any of its Affiliates has received any written notice that there is any, and, to the knowledge of the Seller, there is no, Person who is or claims to be an inventor under any Existing Patent who is not a named inventor thereof.

(e) The Seller or its Affiliate has paid all maintenance fees, annuities and like payments required with respect to all of the Existing Patents, thereof, except as would not result in a Material Adverse Effect.

(f) Except as set forth in Schedule 4.10(f) of the Disclosure Schedule, to the knowledge of the Seller, (i) the Manufacture or Exploitation of a Product has not infringed misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, any issued Patent or other intellectual property rights of any Third Party (without reference to any safe harbor), and (ii) no Person is infringing, misappropriating or otherwise violating, or threatening to infringe, misappropriate or otherwise violate, any Existing Patents or other existing Intellectual Property Rights.

Section 4.11 Title to Revenue Participation Right; No Liens. The Seller holds all rights, interests, and title necessary to sell, transfer, assign and convey the Maximum Revenue Participation Right to the Buyer. From and after the Effective Date, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Initial Revenue Participation Right and the corresponding Revenue Payments, in each case free and clear of all Liens (other than the Back-Up Security Interest, which shall be a first priority Lien, and any other Permitted Liens). From and after each Tranche Closing, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the applicable Incremental Revenue Participation Right corresponding to such Tranche Closing and the corresponding Revenue Payments, in each case free and clear of all Liens (other than the Back-Up Security Interest, which shall be a first priority Lien, and any other Permitted Lien). None of the property or assets of the Seller or any of its Affiliates is subject to, or encumbered by, any Lien, other than the Maximum Revenue Participation Right and the Revenue Payments, which are covered by the immediately preceding sentence, or any other Permitted Liens.

Section 4.12 Indebtedness. Schedule 4.12 of the Disclosure Schedule sets forth a complete list of the outstanding Indebtedness of, or incurred by, the Seller and its Affiliates.

Section 4.13 Lien Related Representation and Warranties. The Seller’s exact legal name (as defined in Section 9-503 of the UCC) is, and for the immediately preceding ten (10) years has been, “Revolution Medicines, Inc.”. The Seller is, and for the immediately preceding ten (10) years has been, a corporation and incorporated in Delaware. The Seller’s chief executive office is (and for the immediately preceding ten (10) years has been) located at 700 Saginaw Drive, Redwood City, California 94063. The Seller does not own any real property.

Section 4.14 Brokers’ Fees. Except for TD Securities (USA) LLC, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller or any of its Affiliate who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.15 Foreign Corrupt Practices Act. None of the Seller or its Affiliates nor, to the knowledge of Seller, any of its or their directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist the Seller or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. None of the Seller or any of its Affiliates nor, to the knowledge of Seller, any of its or their directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Seller further represents that it has maintained, and has caused each of its Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. To the knowledge of the Seller, neither the Seller nor any of its Affiliates or its or their officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that as of the Effective Date:

Section 5.1 Existence; Good Standing. The Buyer is an Irish collective asset-management vehicle duly organized, validly existing and in good standing under the laws of Ireland. The Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Buyer.

Section 5.2 Authorization. The Buyer has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

Section 5.3 Enforceability. This Agreement has been duly executed and delivered by an authorized Person of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 5.4 No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene or conflict with the organizational documents of the Buyer, (b) contravene or conflict with or constitute a material default under any material provision of any law binding upon or applicable to the Buyer or (c) contravene or conflict with or constitute a material default under any material agreement or Judgment binding upon or applicable to the Buyer.

Section 5.5 Consents. Except for the filing of financial statement(s) in accordance with Section 2.3 or any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (a) the execution and delivery by the Buyer of this Agreement, (b) the performance by the Buyer of its obligations under this Agreement or (c) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

Section 5.6 No Litigation. There is no action, claim, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

Section 5.7 Financing. The Buyer has sufficient cash, or access to sufficient immediately available cash under committed credit facilities, to pay the Upfront Purchase Price on the Initial Closing Date and will have sufficient cash, or access to sufficient immediately available cash under committed credit facilities, to pay the applicable Tranche Payment at the applicable Tranche Closing. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

Section 5.8 Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 6
NO OTHER REPRESENTATIONS AND WARRANTIES

EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN ANY TRANSACTION DOCUMENT AND ANY DOCUMENTS OR INSTRUMENTS DELIVERED THEREUNDER, NONE OF THE PARTIES HERETO MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 7
COVENANTS

Section 7.1 Seller Diligence Requirements; Conduct of RASolute 302 Clinical Trial, the RASolve 301 Clinical Trial and the RMC-6236 First-Line PDAC Clinical Trial.

(a) The Seller shall, directly or indirectly through its Affiliates or any Licensees:

(i) complete each of the RASolute 302 Clinical Trial and the RASolve 301 Clinical Trial, in each case in a manner substantially consistent with the plan for such Clinical Trials disclosed to the Buyer prior to the Effective Date, unless there is a Safety Event in respect of such Clinical Trial, provided that, if and when such Safety Event is resolved, Seller shall use Commercially Reasonable Efforts to satisfy such obligation;

(ii) (x) use Commercially Reasonable Efforts to complete the RMC-6236 First-Line PDAC Clinical Trial, unless there is a Safety Event in respect of such Clinical Trial, provided that such obligation shall resume if and when such Safety Event is resolved, and (y) (1) obtain the FDA’s guidance on the design of, and endpoints for, the RMC-6236 First-Line PDAC Clinical Trial, including the dosing strength and schedule of RMC-6236 in such trial and (2) conduct the RMC-6236 First-Line PDAC Clinical Trial in a manner reasonably consistent with such guidance as the FDA may provide (unless there is a Safety Event in respect of such Clinical Trial, provided that, if and when such Safety Event is resolved, Seller shall use Commercially Reasonable Efforts to satisfy such obligation); and

(iii) if any of (a) the RASolute 302 Clinical Trial, (b) the RASolve 301 Clinical Trial or (c) the RMC-6236 First-Line PDAC Clinical Trial, meets its respective success criteria set forth on Exhibit D, (x) submit, on a reasonably timely basis, an application for Marketing Approval of RMC-6236 on the basis of such positive data readout from such Clinical Trial to the FDA, EMA, and MHRA, as applicable, including obtaining approval from the applicable Related Party’s board of directors (or equivalent governing body) to make the requisite submission for Marketing Approval upon such Clinical Trial meeting such respective success criteria, and (y) use Commercially Reasonable Efforts to obtain such Marketing Approval of RMC-6236 for the indication studied in such Clinical Trial in the United States, European Union and United Kingdom;

(iv) if the Tranche 5B Closing occurs, (x) submit, on a reasonably timely basis, an application for Marketing Approval of RMC-9805 on the basis of the positive data readout from the RMC-9805 First-Line PDAC Clinical Trial to the FDA, EMA, and MHRA, including obtaining approval from the applicable Related Party’s board of directors (or equivalent governing body) to make the requisite submission for Marketing Approval upon such Clinical Trial meeting such respective success criteria, and (y) use Commercially Reasonable Efforts to obtain such Marketing Approval of RMC-9805 for the indication studied in the RMC-9805 First-Line PDAC Clinical Trial in the United States, European Union and United Kingdom.

Section 7.2 Quarterly Calls; Reporting.

(a) From and after the Effective Date, the Seller shall offer to Buyer promptly following the end of each Calendar Quarter, but in any event no later than sixty (60) calendar days after the end of such Calendar Quarter, an opportunity for a conference call with members of management of the Seller to occur at a reasonable time during normal business hours, and with reasonable prior notice (each, a “Quarterly Call”) at which Quarterly Call the Seller shall provide updates with respect to such period to the Buyer regarding [***].

(b) In addition to the information provided in the Quarterly Calls, the Seller shall provide the Buyer with:

(i) with respect to each Specified Clinical Trial: [***];

(ii) a draft of any press release or other public disclosure containing [***];

(iii) prompt (and in any event within [***]) written notice of [***];

(iv) such additional information [***];

(v) if requested by the Buyer following the end of a Calendar Quarter, [***]; and

(vi) no later than [***] after the end of the last Calendar Quarter of each Calendar Year, [***].

Section 7.3 Revenue Payments; Revenue Payment Details.

(a) For each Calendar Quarter occurring (in whole or in part) during the Revenue Payment Term, the Seller shall pay to the Buyer the Revenue Payment for each such Calendar Quarter promptly, but in any event no later than sixty (60) calendar days after the end of each such Calendar Quarter.

(b) Provided that the Buyer has complied with its obligations under Section 3.5 of this Agreement (and, if applicable, any assignee has provided Seller with a valid and properly executed IRS Form W-9 or applicable IRS Form W-8 confirming that no withholding is required for U.S. federal income tax purposes and otherwise complied with Section 3.5), the Seller shall make all payments required to be made by it to the Buyer pursuant to this Agreement in U.S. dollars by wire transfer of immediately available funds, without set-off, reduction or deduction, or withholding for or on account of any U.S. federal withholding Taxes, to the bank account designated in writing from time to time by the Buyer. The parties shall use commercially reasonable efforts to cooperate to eliminate or reduce any withholding Taxes applicable to any payments under this Agreement.

(c) For each Calendar Quarter occurring (in whole or in part) during the Revenue Payment Term, the Seller shall provide the Buyer promptly following the end of such Calendar Quarter, but in any event no later than sixty (60) calendar days after the end of such Calendar Quarter, a report (a “Revenue Report”) setting forth in reasonable detail on a Product-by-Product and country-by-country basis: (i) Gross Sales and Net Sales for such Calendar Quarter and Calendar Year to date (including a detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 7.5(d)), and (ii) the calculation of the Revenue Payment payable to the Buyer for the applicable Calendar Quarter, identifying the number of units of each Product sold by the Seller, its Affiliates and each Licensee.

Section 7.4 Inspections and Audits of the Seller.

(a) Upon reasonable prior written notice and during normal business hours, the Buyer may cause an inspection or audit, by an independent public accounting firm reasonably acceptable to the Seller and subject to a confidentiality agreement between the Seller and such public accounting firm reasonably acceptable to the Seller, the Buyer and such independent public accounting firm, of the Seller’s and its Affiliates’ books of account, for the sole purpose of determining the correctness of the Revenue Payments made under this Agreement.

(b) Any such inspection or audit shall be permitted with respect to the Revenue Payments no more frequently than once per Calendar Year for the Seller’s and its Affiliates’ books of account for any period commencing no earlier than January 1st of the third (3rd) full Calendar Year preceding the Calendar Year in which the Buyer submits the written request for such inspection or audit. In connection with any such inspection or audit, upon the Buyer’s request, the Seller and its Affiliates shall exercise any rights it may have under any Out-License to cause an inspection or audit by an independent public accounting firm to be made of the books of account of the applicable Licensee for the purpose of determining the correctness of the Revenue Payments made under this Agreement.

(c) All of the expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by (i) the Buyer, if the independent public accounting firm determines that the Revenue Payments previously paid were incorrect by an amount less than or equal to five percent (5%) of the Revenue Payments actually paid or (ii) the Seller, if the independent public accounting firm determines that the Revenue Payments previously paid were incorrect by an amount greater than five percent (5%) of the Revenue Payments actually paid. Any such independent public accounting firm shall not disclose to the Buyer the confidential information of the Seller or any of its Affiliates or their respective Licensees except to the extent such disclosure is either necessary to determine the correctness of a Revenue Payment or otherwise would be included in a Quarterly Call, any of the deliverables pursuant to Section 7.2(b) or a Revenue Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 9.

(d) Notwithstanding the foregoing, in the event Seller disputes any of the inspection or audit results of Section 7.4(a), the parties shall work in good faith to resolve the dispute. If the parties are unable to reach a mutually acceptable resolution of any such dispute within sixty (60) days, the dispute shall be submitted for resolution to an independent certified public accounting firm jointly selected by each party’s certified public accountants or to such other Person as the parties shall mutually agree (the “Audit Arbitrator”). The decision of Audit Arbitrator shall be final, and the costs of such arbitration as well as the initial audit shall be borne between the parties consistent with Section 7.4(c). Not later than sixty (60) days after such decision and in accordance with such decision, the audited party shall pay the additional amounts, with interest from the date originally due in accordance with Section 7.12, or the auditing party shall reimburse the excess payments, as applicable.

Section 7.5 Intellectual Property Matters.

(a) Infringement Notice. The Seller shall provide to the Buyer a copy of any written notice received by any Related Party or Manufacturer from a Third Party alleging or claiming that the Exploitation of a Product or the Manufacture of a Product infringes, misappropriates, or otherwise violates any Patents or other intellectual property rights of a Third Party, together with copies of material correspondence sent or received by any Related Party or Manufacturer related thereto, as soon as practicable and in any event not more than [***] following such delivery or receipt.

(b) Enforcement Actions. The Seller shall promptly inform the Buyer after the filing or other submission by a Related Party of a written claim to a Third Party of any infringement, misappropriation, or violation by such Third Party of any Patent Right or other Intellectual Property Right, or if any Related Party receive a written notice from a Third Party alleging that any such Patent Right or other Intellectual Property Right is invalid or unenforceable; provided, that, promptly after the Seller’s or any of its Affiliate’s initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement, misappropriation, or other violation by a Third Party of any such Patent Right or other Intellectual Property Right, except as the Seller may otherwise determine in its reasonable business judgment (including taking into account any attorney-client privilege, conflicts of interests, confidentiality obligations, protective orders or other similar considerations), the Seller shall provide the Buyer with written notice of such enforcement action and thereafter shall provide the Buyer with such additional information (to the extent permissible under any applicable protective order and obligations of confidentiality) on a regular basis.

(c) Prosecution. The Seller shall, or shall cause another Related Party to, diligently file, prosecute, and maintain all material Patent Rights with respect to (i) RMC-6236 within the Major Markets, (ii) after the Initial RMC-9805 US Overlap Date, the Initial RMC-9805 Compound within the United States, (iii) after the Subsequent RMC-9805 US Overlap Date, each Subsequent RMC-9805 Compound within the United States, (iv) after the Initial RMC-9805 EU Overlap Date, the Initial RMC-9805 Compound within the Major Markets other than the United States and (v) after the Subsequent RMC-9805 EU Overlap Date, each Subsequent RMC-9805 Compound within the Major Markets other than the United States.

(d) Recovery. If the Seller or any of its Affiliates or their respective Licensees recover monetary damages from a Third Party, where such damages, whether in the form of judgment or settlement, result from any infringement, misappropriation, or other violation by such Third Party of any Intellectual Property Rights (a) in a manner that is competitive to any Product containing RMC-6236 (x) in the United States during the US RMC-6236 Revenue Payment Term or (y) outside of the United States during the Ex-US RMC-6236 Revenue Payment Term, or (b) in a manner that is competitive to any Product containing RMC-9805 (x) in the United States during the US RMC-9805 Revenue Payment Term or (y) outside of the United Stated during the Ex-US RMC-9805 Revenue Payment Term, then, in each case ((a) and (b)), such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller and its Affiliates or their respective Licensees in bringing such action (including all reasonable attorneys’ fees), and any remaining amounts will be treated as Net Sales of a Product containing RMC-6236 or a Product containing RMC-9805, as applicable, in the country in which, and in the Calendar Year during which, such infringing, misappropriating, or violating activity occurred. If any such amounts are recovered after the US RMC-6236 Revenue Payment Term, the Ex-US RMC-6236 Revenue Payment Term, the US RMC-9805 Revenue Payment Term, or the Ex-US RMC-9805

Revenue Payment Term, as applicable, Seller shall pay to Buyer the Revenue Payment attributable to such amounts within thirty (30) days following the Seller’s actual receipt of such amounts.

Section 7.6 In-Licenses.

(a) The Seller shall promptly (and in any event within [***]) provide the Buyer with (i) executed copies of any In-License entered into by the Seller or any of its Affiliates, (ii) executed copies of each material amendment, supplement, modification or written waiver of any provision of any In-License, and (iii) copies of all material reports provided by the Seller or any of its Affiliates to the counterparty to any In-License or provided in writing by the counterparty to any In-License to the Seller or any of its Affiliates, subject, in each case, to any confidentiality requirements existing as of the Effective Date (in which case versions of such documents redacted to the extent necessary (in the reasonable determination of the Seller) for the Seller to comply with such confidentiality requirements shall be provided). The Seller shall not, and shall cause its Affiliates not to, amend or modify, terminate or assign, any In-License that would materially and adversely affect the Buyer’s rights or economic interests under this Agreement. The Seller shall provide the Buyer with written notice promptly (and in any event within [***]) following the assignment or termination of any In-License.

(b) The Seller shall, or shall cause its Affiliates (as applicable) to, comply in all material respects with its and their obligations under each In-License and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [***], after receipt by Seller or any of its Affiliates of any (written or oral) notice from a counterparty to any In-License of an alleged material breach under such In-License by Seller or its Affiliates, the Seller shall provide the Buyer with a copy (or, in the case of an oral notice, a reasonably detailed summary) thereof (subject to any confidentiality requirements existing as of the Effective Date (in which case versions of such documents redacted to the extent necessary (in the reasonable determination of the Seller) for the Seller to comply with such confidentiality requirements shall be provided).

(c) The Seller shall provide the Buyer with written notice after becoming aware of a counterparty’s material breach of its obligations under any In-License. Promptly, and in any event within [***] following the Seller’s or its Affiliate’s notice to a counterparty to any In-License of an alleged material breach by such counterparty, the Seller shall provide the Buyer with a copy thereof (in each case, subject to any confidentiality requirements existing as of the Effective Date (in which case versions of such documents redacted to the extent necessary (in the reasonable determination of the Seller) for the Seller to comply with such confidentiality requirements shall be provided).

(d) With respect to each In-License entered into by the Seller or its Affiliates after the Effective Date, the Seller shall, and shall cause its Affiliates to, include a provision in such In-License permitting the Seller and its Affiliates to disclose to Buyer the information, notices and correspondence contemplated by this Section 7.6.

Section 7.7 Out-Licenses.

(a) Except for a Permitted Out-License, the Seller shall not, and shall not permit any of its Affiliates to, enter into an Out-License to Commercialize a Product containing RMC-6236 in the United States, United Kingdom or European Union without the Buyer’s prior written consent. The Seller shall notify the Buyer in writing at least twenty-four (24) hours prior to the issuance of any public announcement by Seller regarding any Out-License of RMC-6236 in the United States, the United Kingdom or the European Union, which notice shall include a copy of the draft public announcement.

(b) The Seller shall promptly (and in any event within [***]) provide the Buyer with (i) executed copies of any Out-License entered into by the Seller or any of its Affiliates for Commercialization of a Product in the United States, the United Kingdom or the European Union, (ii) executed copies of each material amendment, supplement, modification or written waiver of any provision of any such Out-License, and (iii) copies of all material reports provided by the Seller or any of its Affiliates to the counterparty to any such Out-License or provided in writing by the counterparty to any such Out-License to the Seller or any of its Affiliates in each case, subject to any confidentiality requirements existing as of the Effective Date (in which case versions of such documents redacted to the extent necessary (in the reasonable determination of the Seller) for the Seller to comply with such confidentiality requirements shall be provided). The Seller shall not, and shall cause its Affiliates not to, amend, modify, terminate, or assign any such Out-License in a manner that would reasonably be expected to have a Material Adverse Effect. The Seller shall provide the Buyer with written notice promptly (and in any event within [***]) following the assignment or termination of any such Out-License.

(c) The Seller shall, or shall cause its Affiliates (as applicable) to, comply in all material respects with its and their obligations under each Out-License and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [***], after receipt of any (written or oral) notice from a counterparty to any Out-License or any of its Affiliates of an alleged material breach under such Out-License by Seller or its Affiliates, the Seller shall provide the Buyer with a copy (or, in the case of an oral notice, a reasonably detailed summary) thereof, in each case, subject to any confidentiality requirements existing as of the Effective Date (in which case versions of such documents redacted to the extent necessary (in the reasonable determination of the Seller) for the Seller to comply with such confidentiality requirements shall be provided). The Seller shall, or shall cause its Affiliates (as applicable) to, use its or their Commercially Reasonable Efforts to cure any breaches by it under such Out-License and shall give written notice to the Buyer upon curing any such material breach.

(d) The Seller shall provide the Buyer with written notice following becoming aware of a counterparty’s material breach of its obligations under any Out-License for Commercialization of a Product in the United States, the United Kingdom or the European Union.

(e) With respect to each Out-License entered into by the Seller or its Affiliates after the Effective Date, the Seller shall, and shall cause its Affiliates to, include a provision in such Out-License permitting the Seller and its Affiliates to disclose to Buyer the information, notices and correspondence contemplated by this Section 7.7.

Section 7.8 Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release, neither the Buyer nor the Seller shall, and each party shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party except as may be required by applicable law or stock exchange rule (in which case either party required to make the press release or other public announcement or disclosure shall allow the other party reasonable time to comment on, and, if applicable, reasonably request the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance).

Section 7.9 Data Room. The Seller shall deliver, or cause to be delivered, to the Buyer within [***] after the Effective Date, a copy of the contents of the data room hosted by [***] (“Data Room”) and the data room hosted by [***] (“IP Data Room”) for the transactions contemplated by this Agreement, via encrypted CD or USB drive or other mutually agreed method, and shall maintain the Data Room and IP Data Room until such delivery. For the avoidance of doubt, the contents of the Data Room and the IP Data Room, however and in whatever format delivered to the Buyer, are Confidential Information of the Seller and subject to the terms and conditions of this Agreement.

Section 7.10 [Reserved].

Section 7.11 Further Assurances. The Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to and carry on the transactions contemplated by this Agreement.

Section 7.12 Late Payments. A late fee of the lesser of (a) four percent (4%) over the Prime Rate, and (b) the highest rate permitted under applicable law shall accrue on all unpaid amounts with respect to any payment owed to either party hereunder, including the Tranche Payments or any Revenue Payment, from the date such obligation was due until the date payment is made. The imposition and payment of a late fee shall not constitute a waiver of the rights of either party with respect to such payment default. In no event shall any late fee interest owed or paid under this Section 7.12 be counted, in the case of the Buyer, towards its obligations to pay any Tranche Payment or, in the case of the Seller, towards its obligation to pay the Revenue Payments.

Section 7.13 Negative Pledge; Preservation of Assets.

(a) The Seller shall not, and shall not permit any of its Affiliates to, create, incur, assume or suffer to exist any Lien on the Maximum Revenue Participation Right, the Revenue Payments, the RMC-6236 Product Rights or any “proceeds” (as defined in the UCC) of each of the Maximum Revenue Participation Right, the Revenue Payments and the RMC-6236 Product Rights except for (a) the Back-Up Security Interest and (b) as applicable, any Permitted Lien.

(b) If the Seller or its Affiliates enters into a transaction to assign, convey, monetize, or otherwise transfer or loan against the Seller’s retained interest in Net Sales of any Product (an “Additional Monetization”) and such Additional Monetization transaction is secured by a Lien on any RMC-6236 Product Rights (or any “proceeds” (as defined in the UCC) thereof) then (i) the Seller and the Buyer will enter into an amendment or supplement hereto, in form and substance reasonably acceptable to the Seller and the Buyer, [***] (the “Product Rights Lien”), (ii) the Buyer and the counterparty to such Additional Monetization shall enter into a Customary Additional Monetization Pari Passu Intercreditor Agreement and (iii) the Buyer shall be permitted to [***].

(c) The Seller and its Subsidiaries shall not enter into any Senior Debt unless, concurrently with the entry by the Seller and its Subsidiaries into such Senior Debt, the Buyer and the counterparty to such Senior Debt enters into a Customary Senior Debt Intercreditor Agreement.

(d) If any Senior Debt is outstanding and the Seller enters into an Additional Monetization secured by a Lien on RMC-6236 Products Rights (or any proceeds (as defined in the UCC) thereof) then, concurrently with the effectiveness of such Additional Monetization transaction and the attachment and effectiveness of Buyer’s Product Rights Lien on such RMC-6236 Product Rights (and proceeds thereof) pursuant to the amendment or supplement to this Agreement described in preceding clause (b), the Buyer, the counterparty to such Additional Monetization and the counterparty to such Senior Debt shall enter into a Customary Additional Monetization Senior Intercreditor Agreement.

(e) Notwithstanding anything herein to the contrary, neither the Seller nor any of its Affiliates shall take any actions, fail to take any actions, permit any actions, fail to permit any actions, enter into any contracts or arrangements, or amend, restate, supplement, waive any rights under or otherwise modify any contracts or arrangements in a manner that would, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the Initial Revenue Participation Right, any Incremental Revenue Participation Right, the Revenue Payments, the Commercialization of a Product or the Buyer’s rights under this Agreement, with the intent to circumvent the provisions of, or obligations under, this Agreement.

(f) For clarity, subject to Section 7.7, this Agreement shall not be construed, understood, or interpreted to limit the Seller’s or its Affiliates’ rights to enter into any Out-License or any other license, sublicense or other similar arrangements between the Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which the Seller or any of its Affiliates grants a license, sublicense or other similar rights under any assets or property of Seller and its Affiliates, including Intellectual Property Rights.

ARTICLE 8
INDEMNIFICATION

Section 8.1 General Indemnity. Subject to Section 8.3, from and after the Effective Date:

(a) The Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents, employees and advisors (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Seller in any Transaction Document and (ii) any breach of any of the covenants or agreements of the Seller in any Transaction Document; provided, however, that the foregoing shall exclude any indemnification to any Buyer Indemnified Party to the extent resulting from the gross negligence, willful misconduct, or fraud of any Buyer Indemnified Party.

(b) The Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, managers, trustees, officers, agents, employees and advisors (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Buyer in any Transaction Document and (ii) any breach of any of the covenants or agreements of the Buyer in any Transaction Document; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party to the extent resulting from the gross negligence, willful misconduct, or fraud of any Seller Indemnified Party.

Section 8.2 Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 8, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 8 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of the relevant Transaction Document in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this Section 8.2, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 8.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 8, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 8.3 Limitations on Liability. No party hereto shall be liable (and no claim for indemnification hereunder shall be asserted) for any indirect, consequential, punitive, special or incidental damages, including loss of profits, under this ARTICLE 8 as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 8) in or pursuant to any Transaction Document. Notwithstanding the foregoing, (i) the Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this ARTICLE 8, for Losses consisting of any portion of the Revenue Payments that the Buyer was entitled to receive but did not receive timely or at all due to any indemnifiable events under any Transaction Document, and such portion of the Revenue Payments shall not be deemed indirect, consequential, punitive, special or incidental damages, including loss of profits, for any purpose of any Transaction Document and (ii) any indirect, consequential, punitive, special or incidental damages, including loss of profits awarded to a Third Party in connection with a claim pursuant to Section 8.4 shall be considered Losses for purposes of this ARTICLE 8.

Section 8.4 Third Party Claims. Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 8.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a Third Party with respect to which such Indemnified Party intends to claim any Loss under this ARTICLE 8, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. The Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim. The Indemnifying Party shall not consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnified Party unless such Judgment or settlement (A) provides for the payment by the Indemnifying Party of money as the sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim in compliance with this Section 8.4, (i) the Indemnified Party may defend against, and consent to the entry of any reasonable Judgment or enter into any reasonable settlement with respect to, such claim in any manner such Indemnified Party reasonably deems appropriate, (ii) subject to the limitations in Section 8.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this ARTICLE 8.

Section 8.5 Exclusive Remedy. Except as set forth in Section 11.10, from and after the Effective Date, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE 8 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties, covenants and agreements made under any Transaction Document or any certificate, document or instrument delivered under any Transaction Document, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud shall not be waived or limited in any way by this ARTICLE 8.

Section 8.6 Tax Treatment of Indemnification Payments. Any indemnification payments made pursuant to this ARTICLE 8 will be treated as a purchase price adjustment for U.S. federal income tax purposes to the fullest extent permitted by applicable law, except to the extent otherwise required pursuant to a “determination,” within the meaning of Section 1313(a) of the US Code.

ARTICLE 9
CONFIDENTIALITY

Section 9.1 Confidentiality. Except as provided in this ARTICLE 9 or otherwise agreed in writing by the parties, the parties agree that, during the term of this Agreement and for ten (10) years thereafter, each party (the “Receiving Party”) shall (a) keep confidential and shall not publish or otherwise disclose, except as permitted pursuant to Section 9.2, any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), and (b) shall not use the Confidential Information of the Disclosing Party for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), except in each case ((a) and (b)) for that portion of such information that the Receiving Party can demonstrate by competent proof:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of any confidentiality obligation (including under the Transaction Documents);

(d) is independently developed by the Receiving Party or any of its Affiliates without the use of the Confidential Information of the Disclosing Party; or

(e) is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party who did not receive such Confidential Information from the Disclosing Party and without obligations of confidentiality with respect thereto.

Section 9.2 Authorized Disclosure. Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(a) prosecuting or defending litigation between the parties hereto;

(b) complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(c) complying with a valid order of a court or administrative body of competent jurisdiction or other Governmental Entity;

(d) disclosure to its Affiliates and its and its Affiliates’ Representatives; provided, that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Agreement prior to any such disclosure;

(e) disclosure to its actual or potential investors, lenders or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction or acquisition and that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Agreement prior to any such disclosure; or

(f) upon the prior written consent of the Disclosing Party.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 9.2(b) or (c), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. Without limiting the foregoing, a party may disclose the other party’s Confidential Information, without the other party’s prior written permission, to the extent it is required to do so by law, regulation, or a court or administrative order or an order of another Governmental Entity; however, prior to such disclosure, the compelled party shall notify the other party (which notice shall include a copy of the relevant portion of any applicable subpoena or order) as promptly as possible after it learns of such requirement to disclose, except to the extent such notification would be impractical or legally impermissible (in which event notification shall be made as soon as reasonably practicable and permissible), provide the other party with reasonable opportunity to pursue legal action to prevent or limit the required disclosure, and, if requested, provide reasonable assistance at the other party’s expense in undertaking reasonable legal action to prevent or limit the required disclosure. In the event of any such required disclosure, the party required to disclose the other party’s Confidential Information shall disclose only that portion of the other party’s Confidential Information that it is legally required to disclose based on the advice of its counsel. The Receiving Party shall continue to hold in confidence hereunder any such disclosed Confidential Information of the Disclosing Party unless and until such information is no longer required to be held in confidence under the terms of this Agreement.

The Buyer shall not seek, because of, or based upon, any Confidential Information of the Seller, Patent or any other form of intellectual property protection with respect to, or related to, any such Confidential Information or use the Confidential Information of the Seller to obtain, or seek to obtain, a commercial advantage over the Seller. Without limiting the foregoing, the Buyer shall not file any Patent application based upon, disclosing or using any of the Confidential Information of the Seller provided hereunder.

ARTICLE 10
TERMINATION

Section 10.1 Term and Expiration; Surviving Payments. Unless earlier terminated as provided in Section 10.2, this Agreement shall be effective as of the Effective Date and shall continue in full force and effect until the expiration of the Revenue Payment Term, at which time this Agreement shall automatically terminate, except in each case with respect to any rights or obligations that accrued or arose prior to such termination (including the right to receive any Revenue Payments).

Section 10.2 Mutual Termination. This Agreement may be terminated by mutual written agreement of the Buyer and the Seller.

Section 10.3 Survival. Notwithstanding anything to the contrary in this ARTICLE 10, the following provisions shall survive termination of this Agreement: Section 7.4 (Inspections and Audits of the Seller) (provided the Buyer provides notice of any final audit no later than one year following the Buyer’s receipt of the final Revenue Payment); Section 7.5(d) (Recovery); Section 7.12 (Late Payments); ARTICLE 8 (Indemnification); ARTICLE 9 (Confidentiality); Section 10.1 (Term and Expiration; Surviving Payments); Section 10.3 (Survival); ARTICLE 11 (Miscellaneous) and ARTICLE 1 (Definitions) to the extent applicable to one of the foregoing surviving sections. Termination of this Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

ARTICLE 11
MISCELLANEOUS

Section 11.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 11.1:

If to the Seller, to it at:

Revolution Medicines, Inc.

700 Saginaw Drive

Redwood City, CA 94063

Attention: Chief Financial Officer and General Counsel

Email: ###########

With a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Mark Roeder

Email: ############

If to the Buyer, to it at:

Royalty Pharma Investments 2019 ICAV

110 E. 59th Street, Suite 3300

New York, New York 10022

Attention: General Counsel

Email: ###############

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Robert M. Crawford and Jacqueline Mercier

Email: ############ ; ############

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, with an acknowledgement of receipt being produced by the recipient’s email account, or (iii) one (1) Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 11.2 Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 11.3 Assignment; Transfer Restrictions.

(a) Neither the Seller nor any of its Affiliates shall sell, assign or otherwise transfer, including by asset sale, merger, change of control, operation of law, or otherwise, this Agreement or any portion of the RMC-6236 Product Rights to any Person without the prior written consent of the Buyer (not to be unreasonably conditioned, withheld or delayed) except (i) to an Affiliate if such Affiliate transferee agrees in a writing reasonably acceptable to the Buyer that such Affiliate assumes all of the obligations of the Seller to the Buyer under the Transaction Documents and the Seller guarantees the performance of such Affiliate or (ii) in connection with a Change of Control. Further, the Seller and its Affiliates shall be permitted to assign all or substantially all of the RMC-6236 Product Rights to a Permitted Transferee if such Permitted Transferee agrees in a writing reasonably acceptable to the Buyer that it assumes all of the obligations of the Seller related to RMC-6236 to the Buyer under this Agreement. For clarity, nothing in this Section 11.3 shall prohibit any Out-Licenses permitted by and entered into in accordance with Section 7.7, or the grant of a Lien on the RMC-6236 Product Rights (or any “proceeds” (as defined in the UCC) thereof) in connection with Senior Debt or an Additional Monetization incurred in accordance with Section 7.13. In connection with any Change of Control of the Seller, (i) the Buyer shall cooperate with the Seller to transfer the Transaction Documents and the obligation to make the Revenue Payments to any acquiror and (ii) the Seller shall cause the ultimate parent of such acquiror to agree to perform all the required obligations under the Transaction Documents and the obligation to make the Revenue Payments under the Transaction Documents, following the sale, assignment or other transfer of this Agreement or any portion of the RMC-6236 Product Rights, pursuant to documentation reasonably acceptable to the Buyer, the Seller and such acquiror.

(b) The Buyer may assign its rights under this Agreement without the prior written consent of the Seller if the Buyer provides a prior written notice to the Seller regarding such assignment. Upon the Buyer’s request, the parties hereto agree to timely negotiate in good faith (i) separate agreements with respect to the Tranche 3 Incremental Revenue Participation Right, Tranche 4 Incremental Revenue Participation Right, the Tranche 5 Sub Incremental Revenue Participation Right or the Tranche 5 Incremental Revenue Participation Right that do not (A)

modify the terms set forth herein except to allocate such terms across this Agreement and such separate agreements as long as such allocation does not modify the terms as a whole or (B) otherwise adversely affect the Seller with respect to its Tax or financial reporting position(s) for this Agreement and (ii) an amendment to this Agreement to effectuate the foregoing. The Buyer may not assign its obligations under this Agreement except to (x) an Affiliate with sufficient resources to perform the obligations of the Buyer hereunder, and for which Buyer has provided to Seller evidence of such resources reasonably acceptable to Seller, (y) any Person so long as the Buyer remains liable for such obligations, or (z) any Person with the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed).

(c) A party assigning this Agreement as set forth in this Section 11.3 will promptly notify the other party of such assignment.

(d) Any purported sale, assignment or transfer in violation of this Section 11.3 shall be null and void.

This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

Section 11.4 Amendment and Waiver.

(a) This Agreement may be amended, restated, modified or supplemented only in a writing signed by each of the Seller and the Buyer. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.

(b) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 11.5 Entire Agreement. This Agreement, the Exhibits annexed hereto, the Disclosure Schedule and the other Transaction Documents constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 11.6 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in ARTICLE 8.

Section 11.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 11.8 Jurisdiction; Venue.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF THE COURTS IN THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF MANHATTAN, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER EACH HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. NOTHING IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT SHALL AFFECT ANY RIGHT THAT THE BUYER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AGAINST THE SELLER OR ITS AFFILIATES OR ITS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE BUYER AND THE SELLER EACH AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO Section 11.1 HEREOF.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) Each party hereto irrevocably and unconditionally waives any right to trial by jury with respect to any proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby.

Section 11.9 Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 11.10 Specific Performance. Each of the parties acknowledges and agrees that the other party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 8.5, each of the parties agrees that, without posting bond or other undertaking, the other party shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

Section 11.11 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 11.12 Relationship of the Parties; Tax Treatment; Cooperation. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller acknowledge and agree that the Buyer’s interests hereunder (including the Revenue Participation Right) are not equity interests. The Buyer and the Seller agree to treat the transactions contemplated by this Agreement as a sale of the Revenue Participation Right for U.S. federal, state, local and non-U.S. Tax purposes, and that they shall not take any position that is inconsistent with this Section 11.12 in any filing with any Governmental Entity or any audit or other tax-related administrative or judicial proceeding unless the other party hereto has consented in writing to such actions or to the extent otherwise required pursuant to a “determination,” within the meaning of Section 1313(a) of the US Code, or a comparable provision of non-U.S. law. If there is an inquiry by any Governmental Entity of the Buyer or the Seller related to the treatment described in this Section 11.12, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 11.12.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER
REVOLUTION MEDICINES, INC.
By:	/s/ Mark A. Goldsmith
Name: Mark A. Goldsmith, M.D., Ph.D.
Title: President and Chief Executive Officer

BUYER
Royalty Pharma Investments 2019 ICAV
By:	Royalty Pharma Manager, LLC, its Manager and lawfully appointed attorney
By:	/s/ George W. Lloyd
Name: George W. Lloyd
Title: EVP, Investments & Chief Legal Officer

Exhibit E

Revenue Percentage Schedule

Annual Aggregate Product Net Sales:	“Base Revenue Percentage”	“Tranche 2 Revenue Percentage”	“Tranche 3 Revenue Percentage”*	“Tranche 4 Revenue Percentage”*	“Tranche 5 Sub Revenue Percentage”*	“Tranche 5 Revenue Percentage”*	“Maximum Revenue Percentage”*
up to and including $2,000,000,000	2.55% (or [***]% for any Adjusted Revenue Percentage Year)	2.00% (or [***]% for any Adjusted Revenue Percentage Year)	1.50%	1.00%	0.30%	0.45% (or 0.75% if there is no Tranche 5 Sub Closing)	7.80% (or [***]% for any Adjusted Revenue Percentage Year)
in excess of $2,000,000,000, but less than or equal to $4,000,000,000	1.50%	1.00%	0.80%	0.75%	0.20%	0.30% (or 0.50% if there is no Tranche 5 Sub Closing)	4.55%
in excess of $4,000,000,000, but less than or equal to $8,000,000,000	0.60%	0.40%	0.40%	0.50%	0.20%	0.30% (or 0.50% if there is no Tranche 5 Sub Closing)	2.40%

* The above percentages reflect Tranche Payments in amounts equal to the Tranche Maximum Purchase Price at each Tranche Closing. In the event that any Tranche Payment is less than the Tranche Maximum Purchase Price, then each of the percentages applicable to such Tranche Closing shall be adjusted proportionately to the percentage obtained by dividing the applicable Tranche Payment by the Tranche Maximum Purchase Price and multiplying such amount by each of percentages applicable to such Tranche Closing. By way of example only, if the Tranche 3 Purchase Price is $150,000,000, then the Tranche 3 Revenue Percentage would be three-fifths (i.e., $150,000,000 / $250,000,000) of the rates listed above for the Tranche 3 Revenue Percentage, such that the rates for the Tranche 3 Revenue Percentage would be (a) 0.90% in respect of Annual Aggregate Product Net Sales of up to and including $2,000,000,000, (b) 0.48% in respect of Annual Aggregate Product Net Sales in excess of $2,000,000,000 but less than or equal to $4,000,000,000 and (c) 0.24% in respect of Annual Aggregate Product Net Sales in excess of $4,000,000,000 but less than or equal to $8,000,000,000.

“Adjusted Revenue Percentage Year” means each Calendar Year following a Revenue Percentage Adjustment Trigger Year until the end of a Revenue Percentage Reversion Year. For clarity, an Adjusted Revenue Percentage Year may occur more than once.

“Annual Aggregate Product Net Sales” means, for a given Calendar Year, the sum of: (a) aggregate US RMC-6236 Net Sales during the portion of such Calendar Year within the US RMC-6236 Revenue Payment Term; plus (b) aggregate US RMC-9805 Net Sales during the portion of such Calendar Year within the US RMC-9805 Revenue Payment Term; plus (c) aggregate Ex-US RMC-6236 Net Sales during the portion of such Calendar Year within the Ex-US RMC-6236 Revenue Payment Term; plus (d) aggregate Ex-US RMC-9805 Net Sales during the portion of such Calendar Year within the Ex-US RMC-9805 Revenue Payment Term. For the avoidance of doubt, following the Applicable RMC-9805 Overlap Date for any Product containing the Initial RMC-9805 Compound or a Subsequent RMC-9805 Compound, all Net Sales of any Product containing such Initial RMC-9805 Compound or a Subsequent RMC-9805 Compound, as applicable, shall be US RMC-9805 Net Sales or Ex-US RMC-9805 Net Sales, as applicable, and therefore included as Annual Aggregate Product Net Sales until the expiration of the US RMC-9805 Revenue Payment Term or Ex-US RMC-9805 Revenue Payment Term, as applicable, regardless of whether such Net Sales of such Product are in the same indication that caused the Applicable RMC-9805 Overlap Date for such Initial RMC-9805 Compound or Subsequent RMC-9805 Compound to occur.

“Maximum Revenue Participation Right” means the Revenue Participation Right that would result in the event the Revenue Percentage equals the Maximum Revenue Percentage.

“Revenue Percentage Adjustment Trigger Year” means any Calendar Year from 2029 through and including 2040 in which Annual Aggregate Product Net Sales are less than or equal to $[***]. For clarity, a Revenue Percentage Adjustment Trigger Year may occur more than once.

“Revenue Percentage Reversion Year” means any Calendar Year from and after 2031 in which Annual Aggregate Product Net Sales are greater than $[***]. For clarity, a Revenue Percentage Reversion Year may occur more than once.

“Revenue Percentage” means the sum of the applicable Base Revenue Percentage, Tranche 2 Revenue Percentage, Tranche 3 Revenue Percentage, Tranche 4 Revenue Percentage, Tranche 5 Sub Revenue Percentage and Tranche 5 Revenue Percentage in respect of the applicable portion of Annual Aggregate

Net Sales as set forth in the table above. For clarity, the Revenue Percentage shall be calculated in accordance with this Exhibit E based on Annual Aggregate Product Net Sales; provided that, with respect to any Calendar Quarter in which a Tranche Closing occurs, the applicable Revenue Percentage for such Calendar Quarter shall be calculated as follows: [(r * X) + (R * Y)] / [X + Y], where “r” is the applicable Revenue Percentage immediately prior to the applicable Tranche Closing, “R” is the applicable Revenue Percentage immediately following such Tranche Closing, “X” is the number of days in the Calendar Quarter prior to the applicable Tranche Closing, and “Y” is the number of days in the Calendar Quarter from and after the applicable Tranche Closing.